EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

by and between

EASTMAN KODAK COMPANY

and

ITT INDUSTRIES, INC.

Dated February 8, 2004

i

3.27	Classified Information	43
3.28	Export Control and Compliance	43
3.29	Business	43
3.30	Absence of Seller Marks	43

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		43
4.1	Organization and Good Standing	43
4.2	Authority; Enforceability; No Conflict	44
4.3	Certain Proceedings	44
4.4	Brokers or Finders	44
4.5	Sufficient Funds	45
4.6	Security Clearance	45
4.7	Governmental Authorizations and Consents	45
4.8	Buyer’s Acknowledgment	45

ARTICLE 5 COVENANTS OF SELLER		46
5.1	Confidential Information	46
5.2	Operation of the Business of Seller	47
5.3	Noncompetition	49
5.4	Nonsolicitation	50
5.5	Real Estate Matters	51
5.6	Access	53
5.7	Tax Sharing Agreements	53
5.8	Intercompany Arrangements	53
5.9	Assistance with Environmental Permits	54
5.10	Transition Services	54

ARTICLE 6 COVENANTS OF BUYER		54
6.1	Confidentiality	54
6.2	Use of the Seller Marks	54

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		55
7.1	Accuracy of Representations	55
7.2	Seller’s Performance	56
7.3	Additional Documents	56
7.4	No Proceedings	57
7.5	Authorizations and Consents	57
7.6	Real Property	57
7.7	No Material Adverse Change	58

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		59
8.1	Accuracy of Representations	59
8.2	Buyer’s Performance	59
8.3	Additional Documents	59
8.4	No Proceedings	60
8.5	Authorizations and Consents	60

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ARTICLE 9 TERMINATION		60
9.1	Termination Events	60
9.2	Effect of Termination	61

ARTICLE 10 EMPLOYEES AND EMPLOYEE BENEFITS		61
10.1	Employment	61
10.2	Employee Benefit Plans	62
10.3	Defined Benefit Plans	65
10.4	Forms W-2	69

ARTICLE 11 INDEMNIFICATION; REMEDIES		69
11.1	Survival	69
11.2	Indemnification and Reimbursement by Seller	70
11.3	Indemnification and Reimbursement by Buyer	71
11.4	Consequential or Punitive Damages	72
11.5	Limitations on Amount -- Seller	73
11.6	Indemnification Procedures	73
11.7	Indemnification with Respect to Retained Environmental Liabilities	75
11.8	Indemnity Claims Requiring Environmental Remediation	76
11.9	Sole Remedy	77

ARTICLE 12 MUTUAL COVENANTS		78
12.1	Antitrust and Competition Filings	78
12.2	Novations and Consents	78
12.3	Tax Matters	80
12.4	Bulk Sales	82
12.5	Update to Disclosure Schedules	82
12.6	Cooperation in Litigation and Audits	82
12.7	Retention of and Access to Records; Cooperation	83
12.8	FOS Agreement	84
12.9	Reasonable Efforts; Further Assurances	84
12.10	Ancillary Agreements	84

ARTICLE 13 GENERAL PROVISIONS		84
13.1	Expenses	84
13.2	Public Announcements	85
13.3	Notices	85
13.4	Disputes	86
13.5	Jurisdiction; Service of Process	86
13.6	Jury Trial Waiver	86
13.7	Specific Performance	87
13.8	Waiver	87
13.9	Entire Agreement and Modification	87
13.10	Disclosure Schedules	87
13.11	Assignments, Successors and No Third-Party Rights	87
13.12	Severability	88
13.13	Construction	88
13.14	Time of Essence	88
13.15	Governing Law	88
13.16	Execution of Agreement	88

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Exhibits

Exhibit 1.1(n)	Assignment and Assumption Agreement
Exhibit 1.1(s)	Bill of Sale
Exhibit 1.1(u)	Building 13 Land Lease Agreement: Summary of Significant Lease Terms
Exhibit 1.1(x)	Building 326 Lease Agreement
Exhibit 1.1(y)-1	Building 601 Interim Lease Agreement: Summary of Significant Lease Terms
Exhibit 1.1(z)	Building 601 Leaseback Agreement: Summary of Significant Lease Terms
Exhibit 1.1(bb)	Building 602 Land Lease Agreement: Summary of Significant Lease Terms
Exhibit 1.1(aaaa)	Hawkeye Lease and Facility Services Agreement
Exhibit 1.1(iiii)	Intellectual Property Agreement
Exhibit 1.1(tttt)	Term Sheet for Mathematical Foundations for Watermarking Subcontract
Exhibit 1.1(uuuu)-1	Term Sheet for Optical Services Agreement
Exhibit 1.1(ooooo)	Rochester Airport Facility Sublease Agreement: Summary of Significant Lease Terms
Exhibit 1.1(ppppp)	Rochester Technology Park Sublease Agreement: Summary of Significant Lease Terms
Exhibit 1.1(uuuuu)	RSS/AIM Services and Supply Agreement
Exhibit 1.1(kkkkkk)	Sensor Supply Agreement
Exhibit 1.1(llllll)-1	Storage Space Agreement: Summary of Significant License Terms
Exhibit 2.6	Allocation of Purchase Price
Exhibit 5.5(b)(ii)	Utility Services Agreement: Summary of Significant Terms
Exhibit 5.5(b)(iii)	Sanitary Sewer Agreement
Exhibit 7.3(g)	Assignment and Assumption of Lease

Schedules

Schedule 1.1(f)	Employee Benefit Plans (Health and Dental)
Schedule 1.1(gg)(i)	Shared Employees
Schedule 1.1(gg)(iii)	Job Requisitions
Schedule 1.1(ttt)	Former Business Employees
Schedule 1.1(llll)	Seller’s Knowledge Persons
Schedule 1.1(mmmm)	Buyer’s Knowledge Persons
Schedule 2.1(i)	Governmental Authorizations to be Transferred
Schedule 2.2(j)	Excluded Governmental Authorizations
Schedule 2.2(n)	Other Excluded Assets
Schedule 2.3(a)(iv)	Employment Liabilities
Schedule 2.3(a)(ix)	Other Assumed Liabilities

i

Schedule 3.1	States in which Research Systems, Inc. is qualified to do business
Schedule 3.2(b)	Seller’s Conflicts
Schedule 3.3(d)	Capitalization of RSI Subsidiaries
Schedule 3.4-A	Financial Statements
Schedule 3.4-B	Accounting Principles
Schedule 3.6	Description of Owned Real Property
Schedule 3.7	Description of Leased Real Property
Schedule 3.8(a)	Real Property Encumbrances
Schedule 3.8(b)	Other Property Encumbrances
Schedule 3.9(a)	Proceedings Affecting Transferred Real Property
Schedule 3.10(a)	Tangible Personal Property not in Seller’s Possession
Schedule 3.11	Other Liabilities
Schedule 3.12	RSI Tax Encumbrances
Schedule 3.13(a)	Material Employee Benefit Plans
Schedule 3.13(f)	Contemplated Transaction Payments
Schedule 3.14(a)	Compliance with Legal Requirements
Schedule 3.15	Legal Proceedings
Schedule 3.16(a)	Material Adverse Effects
Schedule 3.16(b)	Actions Outside the Ordinary Course of Business
Schedule 3.17(a)	Material Business Contracts
Schedule 3.17(b)	Compliance with Business Contracts
Schedule 3.17(c)	Bids
Schedule 3.18	Environmental Matters
Schedule 3.19(a)	Business Employees’ Compensation
Schedule 3.19(b)	Former Business Employees and Dependents who receive or are entitled to receive Post-Employment Welfare Benefits
Schedule 3.22(f)	Seller’s Required Consents
Schedule 3.23(a)	Government/Business Contracts Exceptions
Schedule 3.23(b)	Government/Business Contracts Investigation, Indictments and Audits
Schedule 3.23(c)	Suspension or Debarment
Schedule 3.25	Government Furnished Equipment
Schedule 3.26	Material Suppliers
Schedule 4.2(b)	Buyer’s Conflicts
Schedule 4.7(f)	Buyer’s Required Consents
Schedule 5.2(g)	Exceptions to Transfer of Property
Schedule 5.2(j)	Exceptions to Modifications of Material Business Contracts
Schedule 5.2(o)	Exception to Research Systems, Inc. Tax Elections
Schedule 7.5(b)	Consents Required as Conditions to Buyer’s Obligations
Schedule 8.5(b)	Consents Required as Conditions to Seller’s Obligations

ii

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

          This Stock and Asset Purchase Agreement (“Agreement”) is dated February 8, 2004, by and between Eastman Kodak Company, a New Jersey corporation (“Seller”) and ITT Industries, Inc., an Indiana corporation (“Buyer”) (Seller and Buyer are referred to herein each individually as a “Party” and collectively as the “Parties”).

RECITALS

          WHEREAS, Seller is engaged in the Business (as defined below); and

          WHEREAS, Seller desires to sell and convey, and Buyer desires to purchase and acquire, certain of the assets, properties and rights of Seller used in the Business, and all of the stock of Research Systems, Inc., a Colorado corporation and a wholly-owned subsidiary of Seller, for the consideration and on the terms set forth in this Agreement, including the assumption by Buyer of certain of the liabilities and obligations of Seller relating to the Business.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

          1.1          Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

                         (a)                    “2002 Balance Sheet” shall have the meaning set forth in Section 3.4(a).

                         (b)                    “2003 Balance Sheet” shall have the meaning set forth in Section 3.4(a).

                         (c)                    “Accounts Receivable” shall mean (i) all accounts receivable and other rights to payment of Seller (but only to the extent arising in connection with the operation of the Business) or RSI, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers, including unbilled amounts for contract work in progress, and (ii) any claim, remedy or other right related to any of the foregoing.

                         (d)                    “Accrued Bonus Payments” shall mean the aggregate amount of all annual bonus payments accrued as of the Closing on the books and records of the Business, which amount represents a pro-rated portion (as described in the following sentence) of the annual incentive payment that would otherwise be payable to each Acquired Employee under the Kodak Executive Compensation for Excellence and Leadership Plan, as amended and restated effective January 1, 2002 and/or the Kodak United States Employee Recognition Plan, as revised on October 14, 2002, and Kodak Wage Dividend Plan, as applicable, in respect of the year in which the Closing Date occurs.  Such accrued amount shall be determined based on Seller’s reasonable, good faith determination, consistent with past practice, as to the relative achievement, as of the Closing Date, of the performance goals to be achieved under such plans upon the completion of such year, pro rated based on a fraction, the numerator of which will be equal to the number of days between January 1, 2004 and the Closing Date, and the denominator of which will equal to 365.

                         (e)                    “Acquired Employees” shall mean Business Employees who accept an offer of employment from Buyer as provided in Section 10.1(a).

                         (f)                    “Active Welfare Benefits” shall mean any health or dental benefits to be provided to any Acquired Employee or RSI Current Employee or any respective Dependent thereof under any Employee Benefit Plan identified on Schedule 1.1(f).

                         (g)                    “Affiliate” shall mean, as to any specified Person at any time, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise including, ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and shall be construed as such term is used in the rules promulgated under the Securities Act.  Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the voting interests.

                         (h)                    “Affiliate Plan” shall mean each Employee Benefit Plan that is sponsored, maintained, or contributed to by RSI and that covers employees and former employees of RSI.

                         (i)                    “Allocation” shall have the meaning set forth in Section 2.6.

                         (j)                    “Ancillary Agreements” shall mean (i) the Assignment and Assumption Agreement, (ii) the Bill of Sale, (iii) the Building 13 Land Lease Agreement, (iv) the Building 326 Lease Agreement, (v) the Building 601 Leaseback Agreement, (vi) the Building 602 Land Lease Agreement, (vii) the Hawkeye Lease and Facility Services Agreement, (viii) the Intellectual Property Agreement, (ix) the Mathematical Foundations for Watermarking Subcontract, (x) the Rochester Airport Facility Sublease Agreement, (xi) the Rochester Technology Park Sublease Agreement, (xii) the RSS/AIM Services and Supply Agreement, (xiii) the Sanitary Sewer Agreement, (xiv) the Sensor Supply Agreement, (xv) the Utility Services Agreement, (xvi) the Building 601 Interim Lease Agreement, (xvii) the Storage Space License Agreement, (xviii) the Optical Services Agreement, (xix) the Transition Services Agreement, and (xx) the Employee Services Agreement (if requested by Buyer pursuant to Section 12.7(b)).

                         (k)                   “Assets” shall have the meaning set forth in Section 2.1.

                         (l)                    “Assigned Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

                         (m)                    “Assigned Marks” shall have the meaning set forth in the Intellectual Property Agreement.

                         (n)                    “Assignment and Assumption Agreement” shall mean the assignment and assumption agreement substantially in the form of Exhibit 1.1(n).

                         (o)                    “Assumed Pre-Closing Taxes” shall have the meaning set forth in Section 2.3(a)(iii).

                         (p)                    “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

                         (q)                    “Balance Sheets” shall have the meaning set forth in Section 3.4(a).

                         (q)-1                 “Baseline Environmental Assessment” shall mean:

                                                  (i)          for the Building 101 Facility, and the Building 601 Facility, an investigation by an independent environmental consultant mutually satisfactory to Buyer and Seller, the scope of which shall be proposed by Buyer in a written work plan developed in consultation with, and subject to the approval (not to be unreasonably withheld or delayed) of Seller, and the purpose of which is to develop a reasonable understanding of environmental conditions, including soil and groundwater, as they exist approximately as of the Closing Date, by sampling and analysis. Seller shall assist Buyer as necessary with information and access to properties and personnel so that Buyer or Buyer’s representative may develop work plans for the baseline environmental assessments for the Building 101 Facility and the Building 601 Facility, and Seller shall cooperate in reviewing and reasonably approving such work plans, so that these Baseline Environmental Assessments may be undertaken approximately as of the Closing, subject to reasonable timing adjustments in light of climate conditions.  Buyer will promptly provide to Seller a copy of the final reports.  Buyer is responsible for all costs associated with the performance of these baseline environmental assessments, and Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Persons from any Damages arising from the conduct of Buyer’s contractor in performance of the work plans; and

                                                  (ii)          for the Hawkeye Plant,  an investigation by an independent environmental consultant mutually satisfactory to Buyer and Seller, the scope of which shall be proposed by Seller in a written work plan developed in consultation with, and subject to the approval (not to be unreasonably withheld or delayed) of the Buyer, and the purpose of which is to develop a reasonable understanding of environmental conditions, including soil and groundwater, as they exist approximately as of the Closing Date, by sampling and analysis.  Buyer shall cooperate in reviewing and reasonably approving such work plans, so that the Baseline Environmental Assessment for the Hawkeye Plant may be undertaken approximately as of the Closing, subject to reasonable timing adjustments in light of climate conditions.  Seller will promptly provide to Buyer a copy of the final report.  Costs associated with the baseline environmental assessment of the Hawkeye Plant will be split 50/50 between the Seller and Buyer.  Seller shall indemnify, defend, save, and hold harmless the Buyer Indemnified Parties from any Damages arising from the conduct of Seller’s contractor in the performance of the work plan.

The scope of work, including sampling, will be an effort to document existing environmental conditions of site media including soil, surface water, sediment, ground water, and soil vapor at or about the time of the Closing. In selecting sample locations, the location of potential current and historic sources of contamination identified in the course of developing a sampling plan, and the locations of existing groundwater monitoring wells (if any), will be considered, as well as mutually acceptable up-gradient/background and down-gradient locations.  Such sampling is intended to reasonably document environmental conditions in site media (such as geologic units, groundwater zones, and surface water bodies) that have been impacted by historic or current operations on or off the site, although it is recognized that sampling will not be comprehensive and cannot definitively describe site conditions.  All sampling will be completed promptly, weather permitting, using methods that are acceptable to the New York State Department of Environmental Conservation.  Should environmental impacts be identified, Buyer and Seller will mutually agree on the need for further site investigations, including additional sampling, to further document the source, nature, and extent of contamination.  The site investigations will also attempt to document contaminant migration pathways and potential receptors.  Site investigations will be completed using methods that are acceptable to the New York State Department of Environmental Conservation.

                    (r)                    “Bids” shall mean all proposals, offers, bids and quotations made by Seller, primarily in connection with the Business, or by RSI, in each case to the extent legally binding on Seller or RSI, as applicable.

                    (s)                    “Bill of Sale” shall mean a bill of sale substantially in the form of Exhibit 1.1(s).

                    (s)-1                “Building 12” shall mean the building known as Building 12 in Seller’s manufacturing complex known as Kodak Park, located in Rochester, New York.

                    (t)                    “Building 13” shall mean the building known as Building 13, which is located entirely within the subdivided boundaries of the land pertaining to the property known as the Building 101 Facility, which Building 13 is being retained by Seller together with the fixtures and other equipment affixed to such building, but shall not include the land upon which such building is located.

                    (u)                    “Building 13 Land Lease Agreement” shall mean the leaseback agreement between Seller, as tenant, and Buyer, as landlord, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(u), with respect to (i) that portion of the land included in the Building 101 Facility on which Building 13 is located and (ii) the land reasonably necessary to access Building 13.

                    (v)                    “Building 101 Facility” shall mean the real property and improvements located in the Town of Gates, New York as more particularly described in Schedule 3.6, but specifically excluding Building 13 therefrom.

                    (w)                    “Building 326” shall mean the building known as Building 326 in Seller’s manufacturing complex known as Kodak Park, located in Rochester, New York, as more particularly described in Schedule 3.6.

                    (x)                    “Building 326 Lease Agreement” shall mean the lease agreement between Buyer, as tenant, and Seller, as landlord, substantially in the form of Exhibit 1.1(x), with respect to a portion of the space in Building 326.

                    (x)-1                 “Building 508” shall mean the building known as Building 508 in Seller’s manufacturing complex known as Kodak Park, located in Rochester, New York.

                    (y)                    “Building 601 Facility” shall mean the building known as Building 601 in Seller’s manufacturing complex known as Kodak Park in Rochester, New York and certain land on which such building is located, as more particularly described in Schedule 3.6, the exact dimensions of which land shall be determined as contemplated in Section 5.5(b).

                    (y)-1                 “Building 601 Interim Lease Agreement” shall mean the lease agreement between Seller, as landlord, and Buyer, as tenant, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(y)-1, with respect to a portion of the space in the Building 601 facility.

                    (z)                    “Building 601 Leaseback Agreement” shall mean the leaseback agreement between Seller, as tenant, and Buyer, as landlord, pertaining to three separate leased premises in the Building 601 Facility, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(z), with respect to a portion of the space in the Building 601 Facility.

                    (aa)                  “Building 602” shall mean the building known as Building 602, which is located entirely within the boundaries of the land pertaining to the Building 601 Facility, which Building 602 is being retained by Seller, together with the fixtures and other equipment affixed to such building, but shall not include the land upon which such building is located.

                    (bb)                  “Building 602 Land Lease Agreement” shall mean the leaseback agreement between Seller, as tenant, and Buyer, as landlord, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(bb), with respect to (i) that portion of the land included in the Building 601 Facility on which Building 602 is located and (ii) the land reasonably necessary to access Building 602.

                    (bb)-1               “Building 642” shall mean the building known as Building 642 in Seller’s manufacturing complex known as Kodak Park, located in Rochester, New York.

                    (cc)                   “Business” shall mean (i) the business of Seller’s Remote Sensing Systems SPG, which designs, manufacturers, sells, and supports High Resolution Electro-Optical End-to-End Systems for (A) space-based, airborne, and terrestrial applications supporting United States Government intelligence, military and scientific applications and (B) for commercial remote sensing businesses; and (ii) all current operations of RSI.  For the avoidance of doubt, the term “Business” excludes Seller’s Aerial and Industrial Materials SPG, Seller’s Optics SPG, Seller’s Imaging Sensor Solutions SPG, and Seller’s Imaging Services SPG.

                    (dd)                   “Business Confidential Information” shall have the meaning set forth in Section 5.1(a).

                    (ee)                   “Business Contracts” shall mean all Contracts, including Government Contracts, (i) to which RSI is a party or (ii) to which Seller is a party that are required for or relate primarily to the Business, Assets, Business Employees or Former Business Employees; provided, however, that the term “Business Contracts” shall not include Employee Benefit Plans, Confidentiality Letters or Bids.

                    (ff)                    “Business Day” shall mean any day other than (i) Saturday or Sunday or (ii) any other day on which commercial banks located in the State of New York are authorized or required to be closed or are otherwise generally closed.

                    (gg)                   “Business Employee” shall mean (i) individuals who constitute shared employees of the Seller and who are listed on Schedule 1.1(gg)(i) as of the Closing Date, (ii) any individual who, as of the Closing Date, is actively employed by Seller and who works primarily for the Business, (iii) individuals who, as of the Closing Date, are employed in the positions listed on Schedule 1.1(gg)(iii), and (iv) any individual who, as of the Closing Date, is employed by the Seller and who works primarily for the Business, but who is not actively at work as of the Closing Date, including any employee who is on temporary leave of absence, including family medical leave, military leave, short-term disability or sick leave as of the Closing Date.

                    (hh)                  “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

                    (ii)                    “Buyer’s DCAP” shall have the meaning set forth in Section 10.2(d)(i).

                    (jj)                    “Buyer’s FSA” shall have the meaning set forth in Section 10.2(c)(i).

                    (kk)                  “Buyer Indemnified Persons” shall have the meaning set forth in Section 11.2.

                    (ll)                    “Buyer Pension Plan” shall have the meaning set forth in Section 10.3.

                    (mm)                “Buyer’s Title Company” shall have the meaning set forth in Section 7.6(a).

                    (nn)                 “Capital Stock Equivalents” shall have the meaning set forth in Section 3.3(a).

                    (oo)                 “Claim Notice” shall have the meaning set forth in Section 11.6(a).

                    (pp)                 “Claims Incurred” shall mean a claim for benefits made by an Acquired Employee or their respective Dependents under the applicable Employee Benefit Plan, which claim shall be considered incurred when the services (medical or dental) are rendered or supplies (medical, dental, pharmaceutical) are provided, and not when the condition to which the claim may relate first arose; provided, however, that in the event of an Acquired Employee’s or Dependents’ death or disability, any claim for benefits shall be deemed to be incurred as of the date of the Acquired Employee’s or Dependents’ death or disability, as applicable.

                    (qq)                 “Closing” shall have the meaning set forth in Section 2.5(b).

                    (rr)                  “Closing Date” shall mean the date on which the Closing actually takes place.

                    (ss)                  “COBRA” shall have the meaning set forth in Section 3.13(e).

                    (tt)                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

                    (uu)                 “Competing Business” shall have the meaning set forth in Section 5.3(a).

                    (vv)                “Confidentiality Agreement” shall have the meaning set forth in Section 6.1.

                    (ww)               “Confidentiality Letters” shall mean any confidentiality agreements between Seller, on the one hand, and Persons other than Buyer, on the other hand, that were entered into in connection with or relating to a possible sale of all or substantially all of the Business.

                    (xx)               “Consent” shall mean any approval, consent, ratification, waiver or other authorization.

                    (yy)               “Contemplated Transactions” shall mean all of the transactions contemplated by the Transaction Agreements.

                    (zz)                “Contract” shall mean any agreement, contract, lease, license, sublicenses, indenture, letter contract, ordering agreement, delivery order, task order, teaming agreement or consensual obligation, promise, undertaking or other legally binding commitment or arrangement (whether written or oral, express or implied), including purchase orders and commitments and sales orders and commitments.

                    (aaa)              “Cost Accounting Standards” shall mean the policies, procedures, standards and regulations promulgated by the Cost Accounting Standards Board pursuant to Public Law 100-679, as set forth in 48 CFR, Chapter 99.

                    (bbb)              “Damages” shall have the meaning set forth in Section 11.2.

                    (ccc)              “Dependent” shall mean any Acquired Employee’s, Former Business Employee’s, RSI Current Employee’s or RSI Former Employee’s, as applicable, (i) current, former or surviving domestic partner (as defined in the applicable Employee Benefit Plan) or spouse, and (ii) children (including the children of a domestic partner).

                    (ddd)             “DIS” shall have the meaning set forth in Section 3.22(b).

                    (eee)              “Disclosure Schedules” shall mean the disclosure schedules referenced in this Agreement and in the Intellectual Property Agreement, dated as of the date hereof, and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, as the same may be amended in accordance with this Agreement.

                    (fff)               “Effective Time” shall mean 12:01 a.m. Eastern Time on the Closing Date.

                    (ggg)              “Employees” shall mean, as of the Closing Date, all Acquired Employees, Former Business Employees, RSI Current Employees, RSI Former Employees and their respective Dependents, collectively.

                    (hhh)              “Employee Benefit Plans” shall mean any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, compensation, incentive, bonus, performance, vacation, termination, retention, change of control, severance, golden parachute, disability, hospitalization, medical, dental, vision, disability, life insurance, cafeteria, flexible spending account, or other employee benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined under Section 3(3) of ERISA), which (i) is sponsored, maintained or contributed to by Seller or an ERISA Affiliate of Seller and (ii) under which Seller or an ERISA Affiliate of Seller has any current or future liability with respect to, provides benefits to, or describes policies or procedures applicable to, any Employees, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

                    (hhh)-1           “Employee Confidentiality Agreement” shall mean any agreement between Seller and any Business Employee (or provision of any such agreement), or legally enforceable obligation of a Business Employee to Seller, requiring the Business Employee not to disclose or use, or to restrict the disclosure or use of, proprietary or confidential information of Seller.

                    (hhh)-2           “Employee Services Agreement” shall have the meaning set forth in Section 12.7(b).

                    (iii)                 “Encumbrance” shall mean any lease, title retention agreement, equitable interest, license pertaining to real property, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

                    (jjj)                 “Environment” shall mean soil, land surface or subsurface strata; surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands, and associated sediments); groundwaters; drinking water supply; ambient air (including indoor air); plant and animal life; and any other environmental medium or natural resource.

                    (kkk)                  “Environmental Claim” shall mean any Proceeding or other claim based on any actual or alleged violation of or liability under Environmental Law.

                    (lll)                 “Environmental Law” shall mean any and all Legal Requirements relating to (i) the protection of the Environment, (ii) the contamination of the Environment, or (iii) the release, generation, production, transport, treatment, processing, use, disposal, or storage of Hazardous Materials.

                    (mmm)           “Environmental Permit” shall mean any Governmental Authorization under or pursuant to any Environmental Law.

                    (nnn)              “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

                    (ooo)              “ERISA Affiliate” shall mean any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

                    (ppp)               “Exchange Act” shall mean the Securities Exchange Act of 1934.

                    (qqq)              “Excluded Assets” shall have the meaning set forth in Section 2.2.

                    (rrr)                “Existing FOS Agreement” shall have the meaning set forth in Section 12.8.

                    (sss)               “Financial Statements” shall have the meaning set forth in Section 3.4(a).

                    (ttt)                “Former Business Employee” shall mean (i) any individual listed on Schedule 1.1(ttt), who was, on his or her last day of active work for the Seller prior to the Closing Date, employed by the Seller working primarily for the Business but who is not employed by Seller as of the Closing Date or (ii) any Inactive Employee who does not become employed by Buyer immediately after his or her employment with Seller terminates in accordance with Section 10.1(a).

                    (uuu)              “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States.

                    (vvv)              “Governing Documents” shall mean with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

                    (www)           “Government Contract” shall mean (i) any Contract between Seller, on the one hand, and (A) the United States Government or any agency thereof, (B) any prime contractor of the United States Government or any agency thereof or (C) any subcontractor with respect to any Contract described in clause (A) or (B), on the other hand, in each case that relates primarily to the Business; or (ii) any Contract between RSI, on the one hand, and (X) the United States Government or any agency thereof, (Y) any prime contractor of the United States Government or any agency thereof or (Z) any subcontractor with respect to any Contract described in clauses (X) or (Y), on the other hand.

                    (xxx)                  “Governmental Authorization” shall mean any Consent, license, franchise, registration, permit, certification, decree, registration, qualification, or security clearance issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                    (yyy)                “Governmental Body” shall mean any: (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

                    (zzz)               “Hawkeye Plant” shall mean the facility located at 1447 St. Paul Street in Rochester, New York.

                    (aaaa)             “Hawkeye Lease and Facility Services Agreement” shall mean a lease and facilities service agreement between Seller, as landlord, and Buyer, as tenant, substantially in the form of Exhibit 1.1(aaaa), with respect to the Hawkeye Plant.

                    (bbbb)            “Hazardous Material” shall mean any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste or material, that is regulated by any Governmental Body or pursuant to any Environmental Law, including: (A) any material, substance or waste that is defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “regulated waste” or “toxic substance” under any Environmental Law; (B) petroleum, petroleum products, waste oil, and their constituents and fractions; (C) asbestos and asbestos-containing materials; (D) radon, thorium, and radioactive materials; and (E) physical agents such as radiofrequency radiation, microwave radiation, ionizing radiation, laser radiation and noise.

                    (cccc)             “High Resolution Electro-Optical End-to-End Systems” shall mean: (i) collection payloads, systems and components for ground-based telescopes, airborne cameras, remote sensing satellites, and orbiting astronomical platforms; (ii) payload systems integration and testing; (iii) digital image data processing from sensor to end user in connection with the items described in clauses (i) and (ii); and (iv) engineering support services for imagery users including analogue silver halide (AgX) systems support and maintenance in connection with the items described in clauses (i) and (ii).

                    (dddd)            “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                    (eeee)             “Indemnified Person” shall have the meaning set forth in Section 11.6(a).

                    (ffff)               “Indemnifying Person” shall have the meaning set forth in Section 11.6(a)

                    (gggg)            “Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

                    (hhhh)            “Indemnity Claim” shall have the meaning set forth in Section 11.6(a).

                    (iiii)                “Intellectual Property Agreement” shall mean an agreement between Buyer and Seller substantially in the form of Exhibit 1.1(iiii).

                    (jjjj)                “Inventory” shall mean all inventories, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods (i) owned by RSI, or (ii) owned by Seller and primarily relating to the Business, provided, that in the case of Seller’s inventories of imaging sensors and the raw materials with respect thereto, only those sensors and corresponding raw materials that are reflected on the 2003 Balance Sheet, as adjusted for changes to such inventories in the ordinary course of business consistent with past practice through the Closing Date, will be included within the term “Inventory.”

                    (kkkk)            “IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

                    (llll)                “Knowledge of Seller,” “Seller’s Knowledge” and words of similar meaning, refers to facts which are actually known (after due inquiry and investigation) by the individuals listed on Schedule 1.1(llll).

                    (mmmm)        “Knowledge of Buyer,” “Buyer’s Knowledge” and words of similar meaning, refers to facts which are actually known (after due inquiry and investigation) by the individuals listed on Schedule 1.1(mmmm).

                    (nnnn)            “Leased Real Property” shall have the meaning set forth in Section 3.7.

                    (oooo)            “Legal Requirement” shall mean any constitution, law (including common law), ordinance, code, regulation, statute or treaty of any federal, state, local, municipal, foreign, international, multinational or other Governmental Body.

                    (pppp)            “Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

                    (qqqq)            “Marks” shall have the meaning set forth in the Intellectual Property Agreement.

                    (rrrr)               “Material Adverse Effect” shall mean any circumstance, change or effect that would reasonably be expected to cause, result in or have any material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or other) of the Business, taken as a whole, but excluding (i) the effects of changes that are generally applicable to the industries and markets in which the Business operates (including general reductions in United States military, intelligence and homeland security planning and spending), (ii) the effects of changes in general economic conditions, or (iii) the effects resulting from the announcement or pendency of any of the Contemplated Transactions, or (iv) any effects resulting from compliance by Seller with the terms of, or the taking of any action required by, this Agreement.

                    (ssss)              “Material Business Contracts” shall have the meaning set forth in Section 3.17(a).

                    (tttt)                “Mathematical Foundations for Watermarking Subcontract” shall mean an agreement to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(tttt), pursuant to which Seller shall provide Buyer with research and development services as a subcontractor under the F30602-03-C-0072, Mathematical Foundations for Watermarking Agreement.

                    (uuuu)             “New FOS Agreements” shall have the meaning set forth in Section 12.8.

                    (uuuu)-1          “Optical Services Agreement” shall mean an agreement to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(uuuu)-1.

                    (vvvv)             “Order” shall mean any order, decision, injunction, judgment, decree, ruling, settlement, assessment or arbitration award of any Governmental Body or arbitrator.

                    (wwww)          “Owned Real Property” shall have the meaning set forth in Section 3.6.

                    (xxxx)             “OSHA” shall mean Legal Requirements relating to worker safety and health under the Occupational, Safety and Health Act of 1970 and state law equivalents.

                    (yyyy)             “Party” or “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

                    (zzzz)               “PBGC” shall mean the Pension Benefit Guaranty Corporation.

                    (aaaaa)            “Pension Settlement Liability” shall mean any Liability of Seller to the United States Government pursuant to that certain Settlement Agreement between the U.S. Government and Seller regarding the settlement of Proceedings related to Seller’s compliance with certain Cost Accounting Standards with respect to the Seller Pension Plan.

                    (bbbbb)           “Permitted Encumbrances” shall have the meaning set forth in Section 3.8(b)(v).

                    (ccccc)            “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

                    (ddddd)           “Post-Employment Settlement Costs” shall mean any Liability of Seller arising out of the final resolution and settlement of the DCAA audit matters entitled “CAS 416 and 403 Non-Compliance” (retiree post-employment costs), dated July 2, 2003.

                    (eeeee)            “Post-Employment Welfare Benefits” shall mean benefits under any Employee Benefit Plan (other than the Seller Pension Plan, the Seller Savings Plans and the Seller Stock Plans), including long-term disability, survivor income, severance, COBRA, unfunded pension and retiree health, dental and life insurance benefits, which any Former Business Employee, RSI Former Employee or their respective Dependents are entitled to receive on and after the Closing Date.

                    (fffff)              “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                    (ggggg)           “Purchase Price” shall have the meaning set forth in Section 2.5(a).

                    (hhhhh)         “Real Property Lease” shall have the meaning set forth in Section 3.7.

                    (iiiii)                “Record” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

                    (jjjjj)                “Related Person” shall mean, as to any specified Person, (i) any Affiliate of such specified Person or (ii) any Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such specified Person.

                    (kkkkk)           “Release” shall mean any spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, dumping, or disposal, whether intentional or unintentional; and any verb forms of the term shall have the corresponding meanings.

                    (lllll)                “Representative” shall mean, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor or legal counsel of that Person.

                    (mmmmm)       “Retained Environmental Liabilities” shall have the meaning set forth in Section 2.3(b)(iii).

                    (nnnnn)            “Retained Liabilities” shall have the meaning set forth in Section 2.3(b).

                    (ooooo)            “Rochester Airport Facility Sublease Agreement” shall mean a sublease agreement between Buyer, as subtenant, and Seller, as sublandlord, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(ooooo), with respect to a portion of the land and a portion of the building located at the Greater Rochester International Airport, located in Gates, New York, and leased by Seller from the County of Monroe, New York pursuant to that certain Lease dated as of June 30, 1987, as amended.

                    (ppppp)            “Rochester Technology Park Sublease Agreement” shall mean the sublease agreement between Buyer, as subtenant, and Seller, as sublandlord, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(ppppp), with respect to a portion of the leased premises located in Building 6 of the Rochester Technology Park, located on Elmgrove Road in the Town of Gates, New York, and leased by Seller from Continental Industrial Capital LLC pursuant to the terms of that certain Lease Agreement dated as of June 1, 2002, as amended.

                    (qqqqq)            “RSI” shall mean Research Systems, Inc. and each of the RSI Subsidiaries.

                    (rrrrr)               “RSI Current Employee” shall mean (i) any individual who, as of the Closing Date, is actively employed by RSI and (ii) any individual who, as of the Closing Date, is employed by RSI but who is not actively at work as of the Closing Date, including any employee who is on temporary leave of absence, including family medical leave, military leave, short-term disability or sick leave as of the Closing Date.

                    (sssss)              “RSI Former Employee” shall mean any individual who was, at any time prior to the Closing Date, employed by RSI, but who is not employed by RSI as of the Closing Date.

                    (ttttt)                “RSI Subsidiaries” shall mean Research Systems France SARL, Research Systems International UK Limited, and Research Systems Italia SRL, each of which is a wholly-owned subsidiary of Research Systems, Inc.

                    (uuuuu)           “RSS/AIM Services and Supply Agreement” shall mean (i) the agreement, substantially in the form of Exhibit 1.1(uuuuu), pursuant to which Buyer and Seller shall cooperate and assist one another in performing their respective obligations under the New FOS Agreements, or (ii) in the event the Existing FOS Agreement cannot be divided into the New FOS Agreements as of the Closing, an agreement in a form to be negotiated in good faith by Buyer and Seller prior to Closing, pursuant to which Seller shall provide Buyer with aerial and industrial materials products and services as a subcontractor under the Existing FOS Agreement.

                    (vvvvv)          “Sanitary Sewer Agreement” shall have the meaning set forth in Section 5.5(b)(iii).

                    (wwwww)       “Schedule” shall mean a part or section of the Disclosure Schedules.

                    (xxxxx)             “Section 338(h)(10) Election” shall have the meaning set forth in Section 12.3(d).

                    (yyyyy)           “Securities Act” shall mean the Securities Act of 1933.

                    (zzzzz)            “Seller” shall have the meaning set forth in the first paragraph of this Agreement.

                    (zzzzz)-1         “Seller Bonus Plans” shall mean the Kodak Executive Compensation for Excellence and Leadership Plan, as amended and restated effective January 1, 2002, the Kodak United States Employee Recognition Plan, as revised on October 14, 2002, and the Kodak Wage Dividend Plan.

                    (zzzzz)-2          “Seller Bonus Plan Payments” shall mean the bonus amounts payable under the Seller Bonus Plans in respect of the 2003 year to eligible Employees, to the extent accrued on the 2003 Balance Sheet.

                    (aaaaaa)           “Seller DCAP” shall have the meaning set forth in Section 10.2(d).

                    (bbbbbb)          “Seller Deferred Compensation Plans” shall mean those Employee Benefit Plans that are deferred compensation plans, identified as such on Schedule 3.13(a).

                    (cccccc)           “Seller FSA Plan” shall have the meaning set forth in Section 10.2(c).

                    (dddddd)          “Seller Indemnified Person” shall have the meaning set forth in Section 11.3.

                    (eeeeee)           “Seller Marks” shall mean all Marks owned by Seller and its Affiliates other than the Assigned Marks.

                    (ffffff)               “Seller Nonqualified Pension Plan” shall mean the Kodak Unfunded Retirement Income Plan and the Kodak Excess Retirement Income Plan.

                    (gggggg)          “Seller Pension Plan” shall mean the Kodak Retirement Income Plan.

                    (hhhhhh)          “Seller Savings Plan” shall mean the Eastman Kodak Employees’ Savings and Investment Plan.

                    (iiiiii)                 “Seller Severance Plan” shall mean the Kodak Termination Allowance Plan.

                    (jjjjjj)                “Seller Stock Plans” shall mean the Kodak 2000 Omnibus Long-Term Incentive Plan, the Kodak Global Long-Term Incentive Program for Executives and the Kodak Employee Stock Ownership Plan.

                    (kkkkkk)          “Sensor Supply Agreement” shall mean the agreement, substantially in the form of Exhibit 1.1(kkkkkk), pursuant to which (i) Seller will continue to supply imaging sensors to Buyer and (ii) Buyer will permit Seller to use all equipment that is currently used by Seller to manufacture such imaging sensors, to the extent that such equipment constitutes an Asset hereunder that would otherwise be in Buyer’s possession as of the Closing.

                    (kkkkkk)-1       “Single Trigger Severance Liability” shall mean any Liability to provide severance benefits to any Acquired Employees or RSI Current Employees that arises solely as a result of the occurrence of the Closing.

                    (llllll)               “SPG” shall mean a Strategic Product Group within Seller’s corporate organization.

                    (llllll)-1            “Storage Space Agreement” shall mean the storage space agreement between Seller, as licensor, and Buyer, as licensee, to be negotiated in good faith by Seller and Buyer between the date of this Agreement and Closing in accordance with the material terms set forth on Exhibit 1.1(llllll)-1, with respect to portions of space located at Buildings 12, 508 and 642, and any other space presently used exclusively by the Business for storage.

                    (mmmmmm)   “Straddle Period” shall have the meaning set forth in Section 12.3(f).

                    (nnnnnn)          [intentionally omitted]

                    (oooooo)          “Tangible Personal Property” shall mean all machinery, equipment, tools, dies, molds, jigs, patterns, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory), owned or leased by RSI or by Seller primarily in connection with the Business.

                    (pppppp)          “Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, capital gains, estimated, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, including payments-in-lieu-of any of the foregoing, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement.

                    (qqqqqq)          “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                    (rrrrrr)              “Third Party” shall mean a Person that (i) is not a Party to this Agreement or (ii) a Related Person of either Party to this Agreement.

                    (ssssss)             “Third-Party Claim” shall mean any claim against any Indemnified Person by a Third Party.

                    (tttttt)                “Third Party Intellectual Property License” shall mean any license of Intellectual Property by a Third Party (i) to RSI or (ii) to Seller and that relates primarily to the Business.

                    (uuuuuu)           “Transaction Agreements” shall mean this Agreement and the Ancillary Agreements.

                    (uuuuuu)-1        “Transferred Owned Real Property” shall have the meaning set forth in Section 3.8(a).

                    (vvvvvv)           “Transferred Real Property” shall mean the Transferred Owned Real Property and the Leased Real Property, but excluding the real property subleased to Buyer pursuant to the Rochester Airport Facility Sublease Agreement and the Rochester Technology Park Sublease Agreement.

                    (wwwwww)      “Transition Services Agreement” shall have the meaning set forth in Section 5.10.

                    (xxxxxx)             “Utility Services Agreement” shall have the meaning set forth in Section 5.5(b)(ii).

                    (yyyyyy)           “WARN Act” shall have the meaning set forth in Section 3.20(c).

          1.2          Usage.

                    (a)          Interpretation.  In this Agreement, and in each Ancillary Agreement, unless a clear contrary intention appears:

                                        (i)          the singular number includes the plural number and vice versa;

                                        (ii)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                                        (iii)          reference to any gender includes each other gender;

                                        (iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                                        (v)          reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                                        (vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to the applicable agreement as a whole and not to any particular Article, Section or other provision hereof;

                                        (vii)          “including” (and with correlative meaning “include”) is deemed to be followed by the words “without limitation” or words of similar import;

                                        (viii)          with respect to the determination of any period of time, “from” means “from and including” and “to” means “to and including”;

                                        (ix)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

                                        (x)          the terms “Dollars” and “$” shall mean United States Dollars.

                    (b)          Legal Representation of the Parties.  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE 2
SALE AND TRANSFER OF ASSETS, LIABILITIES AND STOCK; CLOSING

          2.1          Assets to Be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right (contractual and otherwise), title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (but excluding the Excluded Assets and excluding the RSI Stock) that are used or held for use primarily in the Business as the same shall exist on the Closing Date (collectively, the “Assets”), including the following:

                    (a)          the Transferred Real Property;

                    (b)          all of Seller’s Tangible Personal Property;

                    (c)          all of Seller’s Inventory;

                    (d)          all of Seller’s Accounts Receivable;

                    (e)          the Assigned Intellectual Property and Assigned Marks;

                    (f)          all of Seller’s Business Contracts, including Seller’s Government Contracts;

                    (g)          all Confidentiality Letters;

                    (h)          all of Seller’s Bids;

                    (i)          all Governmental Authorizations and all pending applications therefor or renewals thereof, issued to Seller primarily for the operation of the Business or otherwise relating primarily to the Assets, including the Governmental Authorizations listed in Schedule 2.1(i), in each case to the extent legally transferable to Buyer;

                    (j)          all of Seller’s Records that primarily relate to the Business (other than those Records described in Section 2.2(c)), including sales and advertising literature, market research, technical research, business and strategic plans, product information, customer and supplier files and lists, equipment maintenance records and warranty information, plant plans, specifications and drawings, environmental and health and safety records (including training documents, information concerning supplies, and applications for Environmental Permits), customer specifications and, subject to Legal Requirements, all employment records related to the Acquired Employees and, to the extent reasonably required by Buyer in order to satisfy its obligations under this Agreement, the Former Business Employees.  Notwithstanding the foregoing, Seller may retain copies of any of the foregoing Records: (i) that relate to properties or activities of Seller other than the Business, (ii) that relate to the Excluded Assets or Retained Liabilities, or (iii) that Seller is required to retain in its possession pursuant to applicable Legal Requirements or that are required or useful for Seller to retain for financial reporting purposes or Tax purposes;

                    (k)          all claims and defenses of Seller against Third Parties to the extent relating to the Assets or the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller in respect of the Business;

                    (l)          all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case that relate primarily to the Business, except to the extent excluded under Section 2.2(d);

                    (m)          all rights in connection with, and assets of, any Affiliate Plan to the extent held by Seller or any trust to which Seller contributes or is required to contribute in respect of any such Affiliate Plan, if not transferred by operation of law upon Closing; and

                    (n)          all rights in connection with, and assets relating to Employee Benefit Plans and any Liability thereunder being assumed by Buyer pursuant to Section 2.3(a), to the extent permitted by this Agreement and subject to the Legal Requirements.

          2.2          Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

                    (a)          all cash, cash equivalents, short-term investments and intercompany receivables, including checking accounts, bank accounts, certificates of deposit, securities, and the proceeds of Seller Accounts Receivable, including uncashed checks in payment thereof, received by Seller prior to the Closing Date;

                    (b)          all insurance policies and rights thereunder (including the payment of any proceeds thereunder) other than those insurance policies and rights that are Assets related to Employee Benefit Plans to be sold to the Buyer as provided in Section 2.1(m) or (n));

                    (c)          (i) all employment Records in respect to employees not related to the Business, (ii) all Records that Seller is required under any Legal Requirement to retain in its possession or is not permitted under Legal Requirements to provide to Buyer, (iii) all Tax Records relating to the Business, and (iv) all Records relating primarily to the Excluded Assets or Retained Liabilities;

                    (d)          all claims for refund of Taxes relating to the Business for any period ending on or prior to the Closing Date, except as provided in Section 12.3(b) and except to the extent liability for such Taxes is assumed by Buyer pursuant to Section 2.3(a)(iii);

                    (e)          all rights of Seller under any Transaction Agreement;

                         (f)          all other assets used primarily in connection with Seller’s corporate functions (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock ledgers), whether or not used for the benefit of the Business;

                         (g)          all Intellectual Property and Marks that are owned by Seller other than Assigned Intellectual Property and Assigned Marks;

                         (h)          other than the Transferred Real Property, all real property or interests in real property owned or leased by Seller;

                         (i)             all claims of Seller against Third Parties, whether choate or inchoate, known or unknown, contingent or noncontingent, (i) to the extent relating to any of the Excluded Assets or Retained Liabilities, including causes of actions, claims and rights under insurance policies relating thereto and (ii) to the extent arising under any Seller insurance policy and relating to the Transferred Real Property;

                         (j)             all Governmental Authorizations and all pending applications therefor or renewals thereof, issued to Seller that either (i) are set forth on Schedule 2.2(j) or (ii) are not used primarily for the operation of the Business and do not otherwise relate primarily to the Assets;

                         (k)          all inventories of imaging sensors and the raw materials with respect thereto that are owned by Seller and that are not reflected on the 2003 Balance Sheet, as adjusted for changes to such inventories in the ordinary course of business consistent with past practice through the Closing Date;

                         (l)             all rights in connection with, and assets relating to Employee Benefit Plans and any Liability thereunder not being assumed by Buyer pursuant to Section 2.3(a) to the extent permitted by this Agreement and subject to Legal Requirements;

                         (m)          all rights in connection with, and assets of (i) the Seller Savings Plan (to the extent not distributed to Employees in accordance with Section 10.2(b)), and (ii) the Seller Stock Plans;

                         (n)          the property and assets expressly designated in Schedule 2.2(n); and

                         (o)          all rights under Employee Confidentiality Agreements in connection with proprietary or confidential information of Seller which proprietary or confidential information is not included in the Assigned Intellectual Property.

          In addition to the foregoing, the Excluded Assets shall include any Business Contracts to the extent that such Business Contract may not be legally transferred by Seller to Buyer without the Consent of a Third Party and such Consent has not been obtained as of the Closing; provided, however, that if and to the extent such Consent is obtained after Closing in accordance with Section 12.2 the foregoing provision shall cease to apply to the applicable Business Contract.

          2.3          Liabilities.

                         (a)          Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge when due, and shall indemnify Seller in accordance with Article 11 with respect to, all Liabilities of Seller (but excluding the Retained Liabilities) to the extent arising out of or relating primarily to the operation of the Business or the Assets (the “Assumed Liabilities”), and specifically including the following (but excluding the Retained Liabilities):

                                        (i)          any Liability arising from or relating primarily to the Business or the Assets that is (A) disclosed in the 2003 Balance Sheet or for which identifiable reserves are reflected in the 2003 Balance Sheet, unless expressly excluded by Seller pursuant to any Transaction Agreement; (B) incurred in the ordinary course of business on or after the date of the 2003 Balance Sheet and on or prior to the Closing, unless expressly excluded by Seller pursuant to any Transaction Agreement; or (C) otherwise expressly assumed by Buyer pursuant to any Transaction Agreement;

                                        (ii)          any Liability arising under the Business Contracts including (A) any Liability arising from or relating to Buyer’s performance or non-performance thereunder and (B) any Liability arising from or relating to any claim based upon any warranty contained in such Business Contracts, or any claim of manufacturing or design defects with respect to any product or service sold or provided pursuant to such Business Contracts, in any case, whether or not such Liability or claim was contingent, liquidated, accrued, known or unknown to Seller at or prior to Closing and whether such Liability or claim arises out of an event or occurrence before, on, or after the Closing; provided, however, that under no circumstances shall Buyer be deemed to have assumed hereunder any Liability arising out of the presence or alleged presence of, or exposure or alleged exposure to asbestos as a result of any product sold or service provided prior to the Closing Date;

                                        (iii)          any Liability for Taxes, arising out of the operation of the Business or relating to the Assets (A) with respect to any period (or portion thereof) beginning after the Closing Date, and (B) with respect to any period (or portion thereof) ending on or before the Closing Date, to the extent the amount of such Taxes is recoverable by Buyer from the United States Government pursuant to the Government Contracts assumed by Buyer hereunder, but only to the extent of such recovery (Taxes described in clause (B) of this Section 2.3(a)(iii) are referred to herein as the “Assumed Pre-Closing Taxes”);

                                        (iv)          any Liability (A) arising under any employment, severance, retention or termination plan or agreement covering or with respect to any Acquired Employee (including any such plans or agreements entered into specifically in anticipation of the Contemplated Transactions) set forth on Schedule 2.3(a)(iv); (B) arising out of or in connection with the termination of any Acquired Employee on or after Closing (other than any Single Trigger Severance Liability); (C) arising out of or related to any employment-related claim (other than any Single Trigger Severance Liability), including workers’ compensation claims, wrongful termination claims and claims arising under OSHA or similar laws and regulations of any Governmental Body, of any Acquired Employee, or Former Business Employee to the extent arising out of any event or occurrence that took place when such individual was employed by the Business, whether before, on, on or after the Closing Date; (D) relating to payroll, vacation and sick pay for any Acquired Employee, including all Liability for the same which has accrued and has not been paid as of the Closing Date; (E) relating to Claims Incurred by Acquired Employees and their respective Dependents on or after the Closing Date in respect of Active Welfare Benefits, including the payment of any premiums and administrative expenses related thereto; and (F) for the Seller Bonus Plans Payments and Accrued Bonus Payments;

                                        (v)          any Liability (A) under any Employee Benefit Plans, (excluding (I) the Seller Stock Plans and the Seller Savings Plan, and (II) any Single Trigger Severance Liability) with respect to Acquired Employees, Former Business Employees, RSI Current Employees, RSI Former Employees and Dependents, as applicable, (B) for Post-Employment Welfare Benefits, and (C) to the extent of any Seller Liability thereunder, any Affiliate Plan not otherwise transferred by operation of law upon the Closing;

                                        (vi)          any Liability arising from or relating to Buyer’s conduct of the Business or ownership of the Assets from and after the Closing Date including any Proceedings in respect thereof;

                                        (vii)          any and all Proceedings arising from or relating to any of the Assumed Liabilities, whether or not such matters were accrued, liquidated, contingent, matured, unmatured, or known or unknown to Seller at or prior to the Closing;

                                        (viii)          any Liability arising from or related to any governmental audit of any Seller Government Contract (including any Liability relating to the Pension Settlement Liability and the Post-Employment Settlement Costs); and

                                        (ix)          any Liability described in Schedule 2.3(a)(ix).

                         (b)          Retained Liabilities.  Notwithstanding Section 2.3(a), the following Liabilities of Seller arising out of or relating to the operation of the Business or the Assets shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller (the “Retained Liabilities”):

                                        (i)          any Liability arising from or related to the Excluded Assets;

                                        (ii)          any Liability for Taxes of any Person within Seller’s affiliated group, whether by reason of Treasury Regulation Section 1.1502-6, any tax allocation or tax sharing agreements, or otherwise, including any Liability arising out of the operation of the Business or relating to the Assets with respect to any period (or portion thereof) ending on or before the Closing Date, other than the Assumed Pre-Closing Taxes;

                                        (iii)          any Liability arising from or related to (A) to the extent that such Claim or Proceeding is brought within 10 years of the Closing Date, the presence or Release of Hazardous Materials on, under, from or affecting the Transferred Real Property, to the extent such presence or Release existed or occurred prior to the Closing Date (it being understood that, after title to a parcel of Transferred Owned Real Property is transferred to Buyer, ownership of, and responsibility for maintaining, any asbestos-containing material present inside that Transferred Owned Real Property shall not be a Retained Liability and shall be assumed by Buyer); (B) the generation, transfer, storage, treatment, recycling, or disposal, prior to the Closing Date, of Hazardous Materials by or on behalf of Seller, RSI or the Business, or (C) the presence or Release of Hazardous Materials on, under, from or affecting any Excluded Assets (the foregoing (A) through (C) are collectively referred to herein as the “Retained Environmental Liabilities”);

                                        (iv)          to the extent that such claim is made or such Proceeding is brought within eighteen (18) months after the Closing Date, any Liability arising from or relating to any claim or Proceeding based on the actual or alleged infringement, misappropriation, or other violation of any Third Party intellectual property right, where such infringement, misappropriation, or violation occurred or allegedly occurred before the Closing Date, of any Third Party intellectual property right by (A) any product or service of the Business that was made, sold, offered for sale or provided by Seller in connection with the Business before the Closing Date or (B) any process or method to the extent used by Seller in connection with the Business before the Closing Date;

                                        (v)          any Liability of Seller under this Agreement, any Ancillary Agreement or any other document executed in connection with the Contemplated Transactions;

                                        (vi)          any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time;

                                        (vii)          any Liability (A) under the Seller Savings Plan and the Seller Stock Plans, (B) for the Single Trigger Severance Liability, and (C) for Claims Incurred by Acquired Employees and their respective Dependents prior to Closing with respect to Active Welfare Benefits;

                                        (viii)          any Liability arising from or related to indebtedness for borrowed money to Third Parties; and

                                        (ix)          any Liability with respect to any intercompany payables.

          2.4          RSI Stock.

          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, certificates representing all of the issued and outstanding capital stock of Research Systems, Inc. (the “RSI Stock”), together with a stock power attached thereto, and all minute books, stock ledgers and corporate seals of Research Systems, Inc.

          2.5          Purchase Price; Closing.

                         (a)          The consideration for the Assets and RSI Stock (the “Purchase Price”) will be (i) Seven Hundred Twenty Five Million Dollars ($725,000,000) and (ii) the assumption of the Assumed Liabilities.  In accordance with Section 8.3(a), at the Closing, the Purchase Price shall be delivered by Buyer to Seller by wire transfer.

                         (b)          The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller’s counsel at 1899 Pennsylvania Avenue, N.W., Washington, D.C., commencing at 10:00 a.m. Eastern Time on the date that is five (5) Business Days following the satisfaction or waiver of all conditions precedent to the obligations of the Parties set forth in Article 7 and Article 8, or such other date as may be mutually agreed upon by the Parties in writing.

          2.6          Allocation.  Buyer and Seller agree to allocate the Purchase Price and the Assumed Liabilities, each to the extent properly taken into account under Section 1060 of the Code, among the Assets and RSI Stock and, in connection with the Section 338(h)(10) Election, to further allocate the amount allocated to RSI Stock among the assets of Research Systems, Inc., in accordance with the allocation set forth on Exhibit 2.6 (the “Allocation”).  Any issues with respect to the Allocation which have not been finally resolved within sixty (60) days following the Closing Date shall be referred to Ernst & Young LLP or to such other accounting firm of international recognition mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”), whose duties may include an appraisal of the Assets, the RSI Stock, and the assets of Research Systems, Inc., and whose determination shall be final and binding upon the Parties.  The Independent Accounting Firm shall resolve any issues referred to it as soon as practicable, and preferably within thirty (30) days.  Buyer and Seller shall bear equally the fees, costs, and expenses of the Independent Accounting Firm.  After the Closing, the Parties shall make consistent use of the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Sections 338 and 1060 of the Code.  No Party shall take a position inconsistent with the Allocation on any Tax Return or with any taxing authority without the consent of the other Party except as required by a final “determination” within the meaning of Section 1313 of the Code.  Seller shall prepare and deliver IRS Forms 8594, 8023 and 8883 to Buyer within sixty (60) days after the Closing Date or upon agreement between the Parties on the Allocation pursuant to this Section 2.6, whichever is later; provided, however, that if agreement on the Allocation is not complete thirty (30) days prior to the due date of any of Forms 8594, 8023 and 8883, the Parties shall cooperate in reaching a tentative agreement that allows timely filing of such Forms, subject to subsequent amendment.  Within thirty (30) days after the receipt of such Form 8594, 8023 and 8883, Buyer shall propose any changes or shall indicate its concurrence otherwise, which concurrence shall not be unreasonably withheld.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that the Allocation is not a correct allocation.

          2.7          Transfer Taxes.  Buyer shall prepare all use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets and RSI Stock. Buyer shall, no later than thirty (30) days prior to the due date for the filing of any such Tax Return (including extensions for filing), provide Seller with copies of such Tax Returns for Seller’s review, consent and approval.  Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.  Seller shall assist Buyer in preparing, executing and filing such Tax Returns, and Buyer and Seller shall cooperate in providing or obtaining any certification reasonably necessary to exempt or reduce the amount of transfer Taxes or other Taxes payable by either Buyer or Seller relating to the purchase and sale of the Assets and RSI Stock.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid one-half by Buyer and one-half by Seller.  Seller shall reimburse Buyer for one-half of all such transfer Taxes within thirty (30) days of Buyer’s written request.  Seller will reimburse Buyer for one-half of all reasonable, documented out-of-pocket costs incurred in connection with filing any such Tax Returns and any such other documentation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1          Organization and Good Standing.

                         (a)          Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.  Seller is duly qualified or licensed to do business in each jurisdiction in which the property relating to the Business is owned, leased or operated by Seller or the nature of the Business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

                         (b)          Research Systems, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado.  Research Systems, Inc. is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.  Schedule 3.1 sets forth each state in which Research Systems, Inc. is qualified to do business.  Seller has made available to Buyer complete and correct copies of the Governing Documents, the minute books and stock transfer records of RSI.  Other than the outstanding shares of the RSI Subsidiaries, Research Systems, Inc. does not own or have any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or have any direct or indirect equity or ownership interest or debt investment in, any other Person or other business.

                         (c)          Each of the RSI Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the RSI Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

          3.2          Authority; Enforceability; No Conflict.

                         (a)          Seller has the requisite corporate power and authority to enter into the Transaction Agreements and to consummate the Contemplated Transactions.  All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions have been duly and properly taken.  This Agreement has been, and each of the Ancillary Agreements, when executed, will be, duly executed and delivered by Seller and, assuming that this Agreement and each Ancillary Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (b)          Except as set forth in Schedule 3.2(b), neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                        (i)          breach any provision of any of the Governing Documents of Seller or Research Systems, Inc.;

                                        (ii)         contravene, conflict with or result in a violation or breach of any Legal Requirement applicable to the Business;

                                        (iii)        contravene, conflict with or result in a violation or breach of any Order to which Seller or RSI is a party or by which Seller, RSI or any of the Assets is bound; or

                                        (iv)        result in any violation or breach of, or give rise to any right of termination, cancellation or acceleration under, or require any consent under, any Material Business Contract;

except, in the case of clause (iv), for such conflicts, violations, breaches, terminations, cancellations, or accelerations as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.3          Capitalization and Ownership of Research Systems, Inc. and its Subsidiaries.

                         (a)          The authorized equity securities of Research Systems, Inc. consist of one thousand (1,000) shares of common stock, par value $.01 per share, of which five hundred (500) shares (the “RSI Shares”) are issued and outstanding, fully paid and nonassessable, all of which are owned by Seller and are duly authorized and validly issued, and no other shares of any other class or series of capital stock of Research Systems, Inc. or securities exercisable or convertible into or exchangeable for capital stock (“Capital Stock Equivalents”) of Research Systems, Inc. are authorized, issued or outstanding.  The RSI Shares were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights.

                         (b)          Seller is and will be on the Closing Date the record and beneficial owner and holder of the RSI Shares, free and clear of all Encumbrances.

                         (c)          There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Research Systems, Inc.

                         (d)          Schedule 3.3(d) sets forth a list of the authorized, issued and outstanding capital stock of each of the RSI Subsidiaries.  All of the outstanding shares of each RSI Subsidiary are duly authorized and validly issued and outstanding, fully paid and nonassessable and owned by Research Systems, Inc.  None of the outstanding shares of any of the RSI Subsidiaries has been issued in violation of any purchase option, call, right of first refusal, preemptive right, subscription or similar rights under any provision of applicable law or the Governing Documents of such RSI Subsidiary, or any Contract to which such RSI Subsidiary is bound.  There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of capital stock, Capital Stock Equivalents or other securities of any of the RSI Subsidiaries.

          3.4          Financial Statements.

                         (a)          Schedule 3.4-A contains a true and complete copy of the unaudited historical statements of assets and liabilities of the Business as of December 31, 2002 (the “2002 Balance Sheet”) and December 31, 2003 (the “2003 Balance Sheet” and together with the 2002 Balance Sheet, the “Balance Sheets”) and the related unaudited historical statements of revenues, costs and expenses of the Business for the calendar years ended December 31, 2002 and December 31, 2003 (together with the Balance Sheets, the “Financial Statements”).  Except as set forth on Schedule 3.4-B, the Financial Statements fairly present, in all material respects, the financial position of the Business, in each case at and as of the dates indicated, and the results of operations of the Business for the periods indicated.  Except as set forth on Schedule 3.4-B, the Financial Statements have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby.

                         (b)          Seller’s backlog (as such term is described in paragraph C.1.viii of Item 101 of Regulation S-K of the U.S. Securities and Exchange Commission), including government orders that are firm but not yet funded, with respect to the Business at December 31, 2003 was $792,679,000.

          3.5          Sufficiency of Assets.  Except for the Excluded Assets, (a) the Assets, (b) the assets owned by RSI as of the Closing, and (c) the rights conferred by the Ancillary Agreements, collectively constitute all of the properties, assets and rights necessary to operate the Business substantially in the manner presently operated by Seller and are adequate for Buyer to conduct the Business in the ordinary course of business consistent with past practice, in each case only for so long as all of the Ancillary Agreements remain in effect.

          3.6          Description of Owned Real Property.  Schedule 3.6 contains a true and complete list of all real property owned in fee simple by Seller and (a) necessary for the operation of the Business as currently operated by Seller or (b) used primarily in the Business (together with all land, buildings, structures, fixtures and improvements located thereon, the “Owned Real Property”).  Schedule 3.6 sets forth (x) a description of the principal Business functions conducted at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property; provided, however, that where the tax parcel identification or legal description is not available as of the date of this Agreement, Seller shall update Schedule 3.6 with such information (to the extent it becomes available) prior to Closing.

          3.7          Description of Leased Real Property; Leases.  Schedule 3.7 contains a true and complete list of all real property in which Seller or RSI has a leasehold or other occupancy interest, that is (a) necessary for the operation of the Business as currently operated by Seller or (b) used primarily in the Business (the “Leased Real Property”).  Schedule 3.7 sets forth (x) the street address of each leasehold interest within the Leased Real Property (y) true and complete description (by location, name of lessor, date of lease agreement and term expiry date) of the applicable lease agreement, including all amendments and modifications thereto, pertaining to each such leasehold interest and (z) the nature of the leasehold interest to be assigned or subleased, as applicable, to Buyer pursuant to the terms of this Agreement (each, a “Real Property Lease”).  True and complete copies of each material Real Property Lease have been made available to Buyer.  Each such Real Property Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against Seller and, to Seller’s knowledge, the other parties thereto.  Neither Seller nor RSI, as applicable, is in material default under any Real Property Lease or has received any notice of default or termination thereunder.  No event has occurred which, with notice or the passage of time, or both, would give rise to such a default.  To Seller’s Knowledge, (i) none of the other parties to the Real Property Leases is in material default thereunder and, (ii) there is no event which, with notice or the passage of time or both, would give rise to such a default.  Except as set forth on Schedule 3.7, no approval or consent is required from the other parties to the Real Property Leases to consummate the Contemplated Transactions.  Except as set forth on Schedule 3.7, neither Seller nor RSI, as applicable, has assigned, sublet, transferred or encumbered its leasehold interest in any of the Leased Real Property.  Seller or RSI has, and immediately after the Closing Buyer will have, good and valid title to the leasehold estate in the Leased Real Property (as contemplated on Schedule 3.7), free and clear of all Encumbrances, other than Permitted Encumbrances.

          3.8          Title to Assets; Encumbrances.

                         (a)          Seller is (and, subject to the provisions of Section 5.5(b), at Closing, Buyer shall be) the sole owner of good, valid, insurable and marketable fee simple title to the Building 101 Facility and the Building 601 Facility (collectively, the “Transferred Owned Real Property”), in each case free and clear of any Encumbrances, other than:

                                        (i)          those Encumbrances described in Schedule 3.8(a);

                                        (ii)          liens for Taxes for the current tax year which are not yet due and payable;

                                        (iii)          easements, covenants, restrictions and similar Encumbrances of record or as would be shown on any survey or subdivision map and that do not materially adversely affect the use, operation or occupancy of the Transferred Owned Real Property subject thereto as currently used, operated or occupied by Seller; and

                                        (iv)          minor encroachments that do not materially adversely affect the use, operation or occupancy of the Transferred Owned Real Property subject thereto as currently used, operated or occupied by Seller (clauses (i) through (iv) collectively, the “Permitted Real Estate Encumbrances”).

                         (b)          Seller has good, valid and transferable title to, or a valid leasehold interest in, all of the Assets (other than the Owned Real Property, the Assigned Intellectual Property and the Assigned Marks), and RSI has good, valid and transferable title to, or a valid leasehold interest in, all of the assets, rights and properties owned by it and used or held for use by it as of the date of this Agreement, in each case, free and clear of all Encumbrances other than:

                                        (i)          those Encumbrances described in Schedule 3.8(b);

                                        (ii)          Encumbrances for current Taxes or other governmental charges not yet due and payable;

                                        (iii)          Encumbrances arising under conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice;

                                        (iv)          mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Seller or RSI, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings; and

                                        (v)          other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific Assets to which they relate or the operation of the Business (clauses (i) through (v) collectively, the “Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

          3.9          Condition of Real Property.

                         (a)          Except as set forth on Schedule 3.9(a), there are no Proceedings or claims, disputes, condemnations, specials assessments or conditions, affecting any of the Transferred Owned Real Property that would interfere with Buyer’s use of such property after the Closing Date in any material respect.  There are no material defects in the physical or structural condition of any buildings or improvements constituting part of the Transferred Owned Real Property which would prevent Buyer from conducting the Business therein in substantially the manner in which it has been conducted by Seller prior to the Closing Date.  All utilities presently serving the Transferred Owned Real Property are adequate to service the existing normal operations of the Business with respect to such Transferred Owned Real Property consistent with past practice.

                         (b)          To the Knowledge of Seller: (i) Seller is not in violation of any Legal Requirement which, individually or in combination with any others, would materially and adversely affect the ability of Seller to use any parcel of Transferred Owned Real Property in the manner and scope in which it is now being used or operated or otherwise which would have a Material Adverse Effect; and (ii) other than published notice not actually received, there is no pending or contemplated rezoning or special designation proceeding affecting the Transferred Owned Real Property.

                         (c)          Seller has no Knowledge of, and has not received any written notice from, any utility company, municipality or other entity of the discontinuation of sewer, water, electric, gas, telephone or other utilities or services presently provided to the Transferred Owned Real Property and Leased Real Property.

          3.10        Condition of Personal Property.

                         (a)          Each material item of Seller’s Tangible Personal Property has been maintained in accordance with Seller’s customary practices and is in good operating condition and repair, normal wear and tear excepted.  Except as disclosed in Schedule 3.10(a), each item of Seller’s Tangible Personal Property is in the possession of Seller.

                         (b)          Each material item of RSI’s Tangible Personal Property has been maintained in accordance with RSI’s customary practices and is in good operating condition and repair, normal wear and tear excepted.  Each item of RSI’s Tangible Personal Property owned or leased by RSI is in the possession of RSI.

          3.11        No Undisclosed Liabilities.  Except as and to the extent reflected on the 2003 Balance Sheet, or on Schedule 3.11, Seller does not have any Liabilities relating to the Business that are required to be reflected on a balance sheet prepared in accordance with GAAP as modified by the exceptions to GAAP set forth on Schedule 3.4-B, other than Liabilities incurred since the date of the 2003 Balance Sheet in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.12        Taxes.  Except as set forth on Schedule 3.12:

                         (a)          Neither RSI, nor Seller with respect to the Business, is party to, bound by or has any obligation under, any agreement that provides for the sharing or allocation of liability for Taxes or for the making of a payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

                         (b)          Seller has not received a material adverse ruling from any taxing authority or entered into any materially adverse agreement regarding Taxes with any taxing authority that could, individually or in the aggregate, apply to the Business or the Assets after the Closing Date.  No currently outstanding assessment of a material Tax has been proposed in writing against Seller, with respect to the Business, the Assets or RSI or any of RSI’s assets or properties.  No material issue relating to any material Taxes of the Business or RSI has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a taxing authority in a taxable period (or portion thereof) ending on or before the Closing Date.  There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to RSI for any taxable period.  No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to RSI, and no rulings have been received from any taxing authority by RSI.

                         (c)          All material income or franchise Tax Returns required to be filed by or on behalf of RSI and by Seller, with respect to the Business, on or before the Closing Date have been or will be timely filed (including extensions) and are in all material respects true, complete and correct, and all material Taxes due and payable (whether or not shown on such Tax Returns) have been or will be paid when required by law or adequate reserves have been or shall have been taken for such Taxes.  There are no Proceedings now pending or threatened in writing against or with respect to RSI in respect of any Tax or Tax asset.  None of the Assets or the assets or properties of RSI (i) is subject to any Encumbrance that arose in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable), (ii) comprises “tax exempt use property” within the meaning of Section 168(h) of the Code or (iii) is property that is required to be treated as being owned by a Person other than Seller or RSI pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                         (d)          Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

                         (e)          RSI and, with respect to the Business, Seller have (i) duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable laws and (ii) collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or have been furnished properly completed exemption certificates or have notified the relevant taxing authority of any Person’s refusal to pay such sales and use taxes and have maintained all such material records and material supporting documents in the manner required by all applicable sales and use tax statutes and regulations.

                         (f)          RSI has not been a member of an affiliated group (other than a group the common parent of which is Seller) filing a consolidated federal income Tax Return.

                         (g)          With respect to any taxable period ending after the Closing Date, RSI will not be required to include in income amounts that accrued in a prior taxable period but were not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code (or any comparable provisions of state, local or foreign law).

                         (h)          No elections pursuant to Treasury Regulation Section 301.7701 have been made with respect to RSI.

                         (i)          No “reportable” or “listed” transactions (as are defined pursuant to Treasury Regulation Section 1.6011-4 thereunder) have been entered into with respect to RSI.

                         (j)          As a result of the Contemplated Transactions, no payment has been or will be made that is non-deductible pursuant to Code Section 280G or that will result in an excise tax under Code Section 4999, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          3.13        Employee Benefits.

                         (a)          Set forth in Schedule 3.13(a) is a complete and correct list of all material Employee Benefit Plans.

                         (b)          Seller has delivered or made available to Buyer with respect to each Employee Benefit Plan: (i) if required to be prepared under ERISA or the Code, a copy of the most recent annual report (including all required attachments, schedules and financial statements); (ii) a copy of the Employee Benefit Plan and any amendments thereto and a copy of any summary plan descriptions and summaries of material modifications to any such plan required to be prepared under applicable Legal Requirements; (iii) if the Employee Benefit Plan is funded through a trust or any third-party funding vehicle (other than with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA)), a copy of the trust or other funding agreement or document and the latest statement of assets and/or financial statements thereof; and (iv) a copy of the most recent favorable determination letter issued by the IRS with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.

                         (c)          (i) Each Employee Benefit Plan has been administered, and complies in all material respects with its terms and applicable Legal Requirements; (ii) there are no material actions, suits, claims or other Proceedings with respect to any Employee Benefit Plan, and except as would not reasonably be expected to result in material Liability to Buyer or RSI, by the IRS, the PBGC, Department of Labor, any participant or beneficiary, or any other Person, currently pending, or, to Seller’s Knowledge, threatened (other than routine claims for benefits in the ordinary course of business consistent with past practice) and, to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in any such material actions, suits, claims or other Proceedings; (iii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Seller’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iv) no written communication has been received from the IRS or PBGC concerning the transfer of assets and liabilities from the Seller Pension Plan with respect to the Contemplated Transactions; and (v) to the Seller’s Knowledge, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan for which Buyer is assuming any Liability pursuant to Section 2.3(a) of this Agreement.

                         (d)          With respect to each of the Employee Benefit Plans, all required payments, premiums, contributions or reimbursements, with respect to the Employees, for all periods (or partial periods) ending prior to or as of the Closing Date have been made or properly accrued on the books and Records of the Business.  None of the Employee Benefit Plans has, to Seller’s Knowledge, any risk of incurring material liability under Title IV or Section 302 of ERISA.  No Employee Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA.

                         (e)          Seller, with respect to the Business, and the Employee Benefit Plans, with respect to the Employees, have complied in all material respects with the requirements of Section 4980B of the Code (“COBRA”).

                         (f)          Except as set forth on Schedule 3.13(f), no Employee Benefit Plan exists that, as a result of the execution of this Agreement or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), could result in the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, benefit or right would constitute a “parachute payment” within the meaning of Section 280G of the Code.

          3.14        Compliance with Legal Requirements; Governmental Authorizations.

                         (a)          Except as set forth in Schedule 3.14(a), neither RSI nor Seller, with respect to the Business, is in violation of any applicable Legal Requirement, except any such violation which, individually or in the aggregate, would not have a Material Adverse Effect.

                         (b)          (i) Seller has all Governmental Authorizations that are necessary to conduct the Business as presently being conducted in all material respects and RSI has all Governmental Authorizations that are necessary to conduct its business as presently conducted in all material respects, (ii) all such Governmental Authorizations are in full force and effect, and (iii) no violations or claimed violations of such Governmental Authorizations are pending before any Governmental Body.

          3.15        Legal Proceedings; Orders.  Except as set forth on Schedule 3.15, there is no pending nor, to the Knowledge of Seller, threatened Proceeding against Seller or any of its properties, assets and business operations, in each case relating to the Business, or against RSI or any of its properties, assets and business operations.  Seller is not in default under any Order applicable to the Business and RSI is not in default of any Order.

          3.16        Absence of Certain Changes or Events.

                         (a)          Since January 1, 2004, there has not occurred a Material Adverse Effect or any events, circumstances, developments, changes or effects that, individually or in the aggregate, cause, result in or have a Material Adverse Effect.

                         (b)          Except as required by or expressly permitted by this Agreement, and except for such actions as are reasonably necessary for Seller to separate the Business and the Assets from Seller’s retained businesses and assets (including the actions described in Section 6.2(b)), except as set forth in Schedule 3.16(b), since January 1, 2004, Seller and RSI have conducted the Business only in the ordinary course of business consistent with past practice, and:

                                        (i)          there has not been any material change by Seller in the accounting methods or practices followed by or with respect to the Business except to the extent required by any changes in GAAP;

                                        (ii)          there has not been any occurrence resulting in the damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property of the Business in excess of One Million Dollars ($1,000,000) for any single loss or Ten Million Dollars ($10,000,000) for all such losses;

                                        (iii)          Seller has not waived or released any right or claim (or series of related rights and claims) related to the Business outside the ordinary course of business consistent with past practice and RSI has not waived or released any right or claims (or series of related rights or claims) outside the ordinary course of business consistent with past practice;

                                        (iv)          there has not been (A) any material increase in the compensation or benefits of any Employee, except for such increases as are granted (1) in the ordinary course of business consistent with past practice to Business Employees and RSI Current Employees pursuant to normal periodic performance reviews; (2) in accordance with the terms of any employment agreement as currently in effect and set forth on Schedule 3.17(a)(iii) or (3) pursuant to applicable Legal Requirements; or (B) any material change with respect to any Employee Benefit Plan that has resulted, or is reasonably expected to result, in a material increase in any Liability to Buyer or RSI.

                                        (v)          there has not been any grant of any severance or termination pay to any Employee, except in accordance with the terms of any Employee Benefit Plan set forth on Schedule 3.13(a) or with applicable Legal Requirements;

                                        (vi)          neither Seller nor RSI has entered into any Material Business Contract outside the ordinary course of business consistent with past practice and neither Seller nor RSI, nor any other party to any Material Business Contract, has terminated or unilaterally modified any Material Business Contract outside the ordinary course of business consistent with past practice;

                                        (vii)          Seller has not sold, transferred, or otherwise disposed of any of the properties or assets of the Business (real, personal or mixed, tangible or intangible) other than in the ordinary course of business consistent with past practice and RSI has not sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice; and

                                        (viii)          neither Seller nor RSI has entered into any Contract to do any of the foregoing.

          3.17        Contracts; No Defaults; Bids.

                         (a)          Schedule 3.17(a) contains an accurate and complete list of each of the following types of Business Contracts (the “Material Business Contracts”) (other than those described in clause (iii), which shall be Material Business Contracts, but which shall not appear on Schedule 3.17(a)) and, except where Seller is prohibited from doing so by the terms of such Material Business Contract or where indicated on Schedule 3.17(a), Seller has made available to Buyer accurate and complete copies of such Material Business Contracts:

                                        (i)          any Business Contract involving performance of services or delivery of goods or materials by Seller of an amount or value in excess of Five Hundred Thousand Dollars ($500,000) or any Business Contract involving performance of services or delivery of goods or materials by RSI of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

                                        (ii)          any Business Contract involving performance of services or delivery of goods or materials to Seller of an amount or value in excess of Five Hundred Thousand Dollars ($500,000) or any Business Contract involving performance of services or delivery of goods or materials to RSI of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

                                        (iii)          any employment or severance agreement that has an aggregate future liability, if fully performed, in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

                                        (iv)          any Business Contract containing any covenant limiting the ability of Seller, with respect to the operation of the Business, or RSI to engage in any line of business or compete with any business or person or in any geographic area;

                                        (v)          (A) any Business Contract under which (1) Seller is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of Five Hundred Thousand Dollars ($500,000) or (2) Seller is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of Five Hundred Thousand Dollars ($500,000) or (B) any Business Contract under which (1) RSI is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of One Hundred Thousand Dollars ($100,000) or (2) RSI is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of One Hundred Thousand Dollars ($100,000);

                                        (vi)          any indebtedness of Seller, on behalf of the Business, or RSI for borrowed money;

                                        (vii)          any indebtedness for borrowed money of RSI to any Related Person of Seller;

                                        (viii)          any Business Contract with any Related Person of Seller or of RSI;

                                        (ix)          (A) all material Third Party Intellectual Property Licenses granted to RSI for Intellectual Property that is embedded in products (1) sold by RSI or (2) under development by RSI, in each case as of the Closing Date; and (B) all Third Party Intellectual Property Licenses granted to RSI since October 1, 2000 for Intellectual Property that is embedded in products (1) sold by the RSI or (2) under development by the RSI, in each case as of the Closing Date;

                                        (ix)- 1          (A) any Third Party Intellectual Property License requiring the payment of royalties by Seller in excess of Fifty Thousand Dollars ($50,000) per year, and (B) to Seller’s Knowledge, any Third Party Intellectual Property License requiring the payment of royalties by Seller in excess of Twenty Five Thousand Dollars ($25,000), but less than Fifty Thousand Dollars ($50,000), per year, in each case where such Third Party Intellectual Property License was entered into after January 1, 2000.

                                        (x)          any power of attorney pertaining to the Business or RSI;

                                        (xi)          each Business Contract for capital expenditures which, together with future payments under all other Business Contracts relating to the same capital project, exceed One Million Dollars ($1,000,000);

                                        (xii)          any Business Contract under which Seller or RSI has loaned money to a Third Party;

                                        (xiii)          any Business Contract that is a joint venture agreement or other agreement involving the sharing of profits;

                                        (xiv)          any Business Contract that is guarantee or similar obligation incurred by Seller or RSI for the benefit of any Person; and

                                        (xv)          any Business Contract relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise.

                         (b)          Except as disclosed on Schedule 3.17(b), each Business Contract is valid, binding and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except as disclosed on Schedule 3.17(b), Seller or RSI, as applicable, has performed all material obligations required to be performed by it to date under each such Business Contract and is not in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any of such Business Contracts is in breach or default in any material respect thereunder.

                         (c)          Schedule 3.17(c) sets forth a complete list of all Bids as of the date of this Agreement that, if accepted by the party to which such Bid was made, would constitute a Material Business Contract.  Seller and RSI each has complied in all material respects with all Legal Requirements pertaining to each Bid, all representations and certifications executed, acknowledged or set forth in or pertaining to each Bid (if any) were complete and correct in all material respects as of their effective date and Seller and RSI each has complied in all material respects with all such representations and certifications.  Except as stated in this Section 3.17(c), Seller makes no other representations with respect to the Bids.

          3.18          Environmental Matters.  Except as disclosed in Schedule 3.18:

                         (a)          each of Seller and RSI is, and to the Knowledge of Seller since January 1, 1999 has been, in compliance with all applicable Environmental Laws and OSHA concerning its activities on any Transferred Owned Real Property or Leased Real Property or concerning the Business, except where any failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect;

                         (b)          (i) Each of Seller and RSI has all Environmental Permits required for the operation of the Business, as presently conducted by it; (ii) all such Environmental Permits are in full force and effect; and (iii) there are no violations, investigations or proceedings, nor, to the Knowledge of Seller, are any investigations or proceedings pending or threatened, that could reasonably be expected to cause the revocation, suspension, or adverse modification of any such Environmental Permits, and, to the Knowledge of Seller, neither Seller nor RSI has engaged in conduct that could reasonably be expected to cause such revocation, suspension, adverse modification or interference;

                         (c)          since January 1, 1999, no Environmental Claim, request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. §§ 9601 et seq., or summons is or has been pending against or has been received by Seller or RSI concerning any Transferred Owned Real Property or Leased Real Property, or concerning the Business and, to the Knowledge of Seller, no such Environmental Claim, request for information, citation or summons is pending or threatened by any Person against the Seller or RSI, or pending or threatened against any other Person, concerning any Transferred Owned Real Property or Leased Real Property, or concerning the Business, in each case with respect to any alleged violation of any Environmental Law or liability thereunder;

                         (d)          there is no investigation, cleanup or remediation of Hazardous Materials being conducted or planned at any Transferred Owned Real Property or Leased Real Property, or concerning the Business;

                         (e)          to the Knowledge of Seller, no Hazardous Material is present at, and there has been no Release of any Hazardous Material on, at, under or affecting, any Transferred Owned Real Property or Leased Real Property, or concerning the Business except for such presence or Releases that, individually or in the aggregate, would not have a Material Adverse Effect;

                         (f)          the Knowledge of Seller, there are no events, conditions, circumstances, activities, practices, or incidents which would, or would be reasonably likely to, give rise to any Environmental Claim against RSI or, with respect to the Business, against Seller, except for Environmental Claims that, individually or in the aggregate, would not have a Material Adverse Effect;

                         (g)          to the Knowledge of Seller, Research Systems, Inc. has never owned any real property; and

                         (h)          true and complete copies of any environmental reports, audits, and other similar documents, in each case that contain material information concerning any Transferred Owned Real Property or Leased Real Property, or concerning the Business, and that are in the possession or control of Seller or RSI, have been provided to Buyer.  In the event that additional documents are obtained by Seller, Seller shall provide same to Buyer in a timely manner.

          3.19          Employees.

                         (a)          Schedule 3.19(a) sets forth a list of all Business Employees (other than those individuals who fill the positions on Schedule 1.1(gg)(iii), together with each such employee’s name, title, date of birth, current salary or hourly rate of compensation, and date of hire.  Subject to Section 5.2(f), Schedule 3.19(a) shall be amended no later than fourteen (14) days prior to Closing to reflect the addition of the individuals who fill the positions listed on Schedule 1.1(gg)(iii) and may also be updated at any time prior to Closing to reflect hiring, firing, transfers, departures, or terminations of Business Employees in the ordinary course of business consistent with past practice.

                         (b)          Schedule 3.19(b) (contains a complete and accurate list of the name, date of hire, date of termination, and date of birth of each Former Business Employee or Dependent thereof receiving or entitled to receive Post-Employment Welfare Benefits.  Schedule 3.19(b) shall be amended at any time prior to the Closing Date to reflect firing, departures, or terminations of Business Employees in the ordinary course of business consistent with past practice.

          3.20          Labor; Compliance.

                         (a)          No labor union represents or has represented, within the past three (3) years, the Business Employees or RSI Current Employees and no collective bargaining agreement is or has been, binding against RSI or, with respect to the Business, Seller.  None of Seller (with respect to the Business) or RSI has incurred any material Liability under any collective bargaining agreement in respect of any Former Business Employee or RSI Former Employees that remains unsatisfied as of the Closing Date.  To Seller’s Knowledge, no union organization campaign is in progress with respect to the Business Employees or RSI Current Employees.  There is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, or to Seller’s Knowledge, threatened against or otherwise affecting RSI or, with respect to the Business, Seller, and none of Seller (with respect to the Business) or RSI has experienced any such labor controversy within the past three (3) years.  No grievance or arbitration proceeding arising out of or under employment relationships, is pending or, to Seller’s Knowledge, threatened against RSI or, with respect to the Business, Seller.

                         (b)          There is no unfair labor practice charge or complaint against RSI or, with respect to the Business, against Seller pending, or, to Seller’s Knowledge, threatened, before the National Labor Relations Board or other Governmental Body except for any such charge or complaint that, individually or in the aggregate, would not have a Material Adverse Effect.  No other material action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any Business Employee, RSI Current Employee, or RSI Current Employee, Former Business Employee or RSI Former Employee, labor organization or other representative of any Employees is pending or, to Seller’s Knowledge, threatened.  Neither Seller, with respect to the Business, nor RSI is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

                         (c)          Each of Seller, with respect to the Business, and RSI is in compliance in all material respects with all applicable laws, agreements, contracts, and policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, and terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

                         (d)          Neither the Seller (with respect to the Business) nor RSI has closed any plant or facility, or implemented any early retirement, separation or window program with respect to Former Business Employees within the past three years that could reasonably be expected to result in material Liability to Buyer, nor has the Seller (with respect to the Business) or RSI announced any such action or program for the future.

          3.21          Brokers or Finders.  Neither Seller, nor any of its Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions other than the fees and expenses of Goldman Sachs for which Seller shall be solely responsible and for which Buyer shall have no liability.

          3.22          Governmental Authorizations and Consents.  Execution, delivery and performance of this Agreement by Seller and consummation of the Contemplated Transactions will not require any material Consent from, any material filing with or material notification to, any United States, state or local governmental or regulatory authority except with respect to the following:

                         (a)          The pre-merger notification requirements of the HSR Act and any applicable equivalent foreign governmental reporting requirements;

                         (b)          The facilities clearance requirements of the Defense Investigative Service of the United States Department of Defense (“DIS”), as set forth in the DIS Industrial Security Regulation and the National Industrial Security Program Operating Manual, as may be amended from time to time;

                         (c)          The novation of the Government Contracts as contemplated by Section 12.2;

                         (d)          Such notice as may be required by applicable U.S. export control laws and regulations, including the International Traffic in Arms Regulations and the Export Administration Regulations;

                         (e)          Such filings as may be required under the Exchange Act; and

                         (f)          Such other Consents as identified on Schedule 3.22(f) delivered hereunder.

          3.23   Government Contracts.

                         (a)          Except as set forth on Schedule 3.23(a):

                                        (i)           To Seller’s Knowledge, Seller’s and RSI’s cost accounting, material management, quality control, and procurement systems, in each case with respect to the Government Contracts, are in compliance in all material respects with all laws and regulations;

                                        (ii)          To the Knowledge of Seller, (A) Seller and RSI each has complied with all material terms and conditions of, and are not in material breach or default of, each Government Contract and all clauses, provisions and requirements included expressly, by reference or by operation of law therein, (B) Seller and RSI each has complied in all material respects with all Legal Requirements pertaining to each Government Contract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract were complete and correct in all material respects as of their effective date and Seller and RSI each has complied in all material respects with all such representations and certifications;

                                        (iii)         Neither Seller nor RSI has received a final decision of a government contracting officer or other contractor or any other Person asserting any claim or equitable adjustment or breach against Seller or RSI with respect to any Government Contract and there are no material disputes as to which Seller or RSI has received notice in writing with respect to any Government Contract;

                                        (iv)         To the Knowledge of Seller, during the three (3) year period prior to the date of this Agreement, neither the United States Government nor any prime contractor nor subcontractor has notified Seller or RSI in writing, and neither Seller nor RSI has notified any Third Party in writing, that Seller or RSI has materially breached or materially violated any Legal Requirement, any material representation, clause, provision, requirement, or certification pertaining to any Government Contract, provided that for purposes of the foregoing, a breach or violation shall not include any breach or violation that has been resolved to the satisfaction of the relevant non-breaching party;

                                        (v)          During the three (3) year period prior to the date of this Agreement, neither the United States government nor any prime contractor nor subcontractor has notified Seller or RSI in writing and neither Seller nor RSI has notified any Third Party in writing, that Seller or RSI has breached or violated any Legal Requirement, representation, clause, provision, requirement, or certification pertaining to any Government Contract, where the breach or violation described in this Section 3.23(a)(v), individually or in the aggregate, would have a Material Adverse Effect;

                                        (vi)          No termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract;

                                        (vii)         No aggregated costs in excess of One Hundred Thousand Dollars ($100,000) incurred by Seller or RSI pertaining to any Government Contract have been formally questioned or challenged, or have been disallowed in any manner by the United States Government;

                                        (viii)        No money due to Seller or RSI pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off such money and, to the Knowledge of Seller, except for adjustments in the ordinary course of business, each of Seller and RSI is entitled to all payments, including progress payments, received with respect to any Government Contract; and

                                        (ix)          Neither Seller nor RSI has received any written notices of product or service warranty claims or obligations pertaining to any Government Contract that exceed an aggregate amount of One Hundred Thousand Dollars ($100,000).

                         (b)          Except as set forth on Schedule 3.23(b), (i) to the Knowledge of Seller, neither Seller, with respect to the Business, nor RSI, nor any of their respective directors, officers or employees that are engaged in the Business, is (or during the three year period prior to the date of this Agreement has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Body with respect to any alleged violation of law, irregularity, misstatement or omission arising under or relating to any Government Contract (other than routine DCAA audits, in which no such violations of law, irregularities, misstatements or omissions were expressly identified); and (ii) during the last three (3) years, neither Seller, with respect to the Business, nor RSI has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government, with respect to any alleged violation of law, irregularity, misstatement or omission arising under or relating to a Government Contract.

                         (c)          Except as set forth in Schedule 3.23(c), during the three (3) year period prior to the date of this Agreement, (i) Seller, with respect to the Business, has not been (A) debarred or suspended or (B) notified of a proposed debarment or suspension, in each case from participation in the award of contracts with any United States Government entity, (ii) RSI has not been (A) debarred or suspended or (B) notified of a proposed debarment or suspension, in each case from participation in the award of contracts with any United States Government entity, and (iii) neither Seller, with respect to the Business, nor RSI has been the subject of a finding of nonresponsibility or ineligibility for contracting with any United States Government entity (and in each case excluding ineligibility to bid on certain contracts due to generally applicable bidding requirements such as nonresponsiveness or exclusion from a competitive range).  To the Knowledge of Seller, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings by any United States Government entity against, or the finding of non-responsibility or ineligibility for contracting with any United States Government entity on the part of, Seller (with respect to the Business) or RSI.

          3.24        Certain Payments.  To the Knowledge of Seller, neither Seller, nor RSI, nor any of their respective directors, officers or employees has, during the three (3) year period prior to the date of this Agreement, directly or indirectly in connection with the Business: (a) used any of the funds of Seller or RSI for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of Seller or RSI; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977.

          3.25        Government Furnished Equipment. Schedule 3.25 contains a schedule, dated as of the dates set forth therein, identifying, by description or inventory number, all government furnished property (including special test equipment, tools, materials and fixtures) loaned, bailed or otherwise furnished to or held by Seller on behalf of the United States as of the applicable date and that relate to the Business Contracts.  Schedule 3.25 identifies each Business Contract to which each such item relates.  Such Schedule was materially accurate and complete on the applicable date set forth therein and, if it were dated as of the Closing Date would contain only those additions and omit only those deletions of government furnished property that have occurred in the ordinary course of business consistent with past practice.  Seller is in compliance in all material respects with all laws and regulations governing government furnished property that is in the possession of Seller and that relates to the Business, including Federal Acquisition Regulation Part 45.

          3.26        Material Suppliers.  Schedule 3.26 sets forth the names of the ten suppliers of the Business whom Seller paid the greatest sum of money in respect of services, products or materials provided to the Business between January 1, 2003 and December 31, 2003.

          3.27        Classified Information.  To the Knowledge of Seller, during the three (3) year period prior to the date of this Agreement, neither Seller, nor RSI, nor any of their respective directors, officers, employees or agents has, in connection with the Business, been in material violation of the provisions and requirements of the National Industrial Security Program Operating Manual or the requirements of (a) Seller’s or RSI’s facilities security clearances and (b) the individual security clearances of their respective directors, officers, employees or agents.

          3.28        Export Control and Compliance.  To the Knowledge of Seller, during the three (3) year period prior to the date of this Agreement, neither Seller, nor RSI, nor any of their respective directors, officers, employees or agents, in connection with Business, has materially violated, breached or failed to comply with any Legal Requirement pertaining to export controls, including applicable regulations of the United States Department of Commerce and United States Department of State.

          3.29        Business.  The Business is not conducted by any Affiliate of Seller, other than RSI.

          3.30        Absence of Seller Marks.  None of the tools, dies, molds or masks included within the Assets bear any Kodak Marks.  None of the Seller’s Inventory bears any Kodak Marks.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1          Organization and Good Standing.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.

          4.2          Authority; Enforceability; No Conflict.

                         (a)          Buyer has the requisite corporate power and authority to enter into the Transaction Agreements and to consummate the Contemplated Transactions.  All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions have been duly and properly taken.  This Agreement has been, and each of the Ancillary Agreements, when executed, will be, duly executed and delivered by Buyer and, assuming that this Agreement and each Ancillary Agreement constitute a valid and binding obligation of Seller, constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                         (b)          Except as set forth in Schedule 4.2(b), neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                        (i)            breach any provision of any of the Governing Documents of Buyer;

                                        (ii)           contravene, conflict with or result in a violation or breach of any Legal Requirement applicable to Buyer or its assets;

                                        (iii)          contravene, conflict with or result in a violation or breach of any Order to which Buyer is a party or by which Buyer or any of it assets is bound; or

                                        (iv)          result in any violation or breach of, or give rise to any right of termination, cancellation or acceleration under, or require any consent under any material Contract to which Buyer is a party or by which Buyer or its assets may be bound;

except, in the case of clauses (iii) and (iv), for such conflicts, violations, breaches, terminations, cancellations, or accelerations as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not impair Buyer’s ability to consummate the Contemplated Transactions.

          4.3          Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer which seeks to prevent the Contemplated Transactions, or which if adversely determined, would reasonably be likely to materially and adversely affect the ability of Buyer to enter into and perform its obligations under the Transaction Agreements or otherwise to consummate the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

          4.4          Brokers or Finders.  Neither Buyer, nor any of its Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions other than the fees and expenses of Rothschild, Inc. for which Buyer shall be solely responsible and for which Seller shall have no liability.

          4.5          Sufficient Funds.  Buyer has or has available sufficient funds to deliver the Purchase Price to Seller at the Closing.

          4.6          Security Clearance.  Buyer controls facilities classified for United States Government security purposes as high as the level of “Top Secret SCI,” and employs individuals holding United States Government security clearances as high as the level of “Top Secret SCI.”

          4.7          Governmental Authorizations and Consents.  Execution, delivery and performance of this Agreement by Buyer and consummation of the Contemplated Transactions will not require any Consent from, any filing with or notification to, any United States, state or local governmental or regulatory authority except with respect to the following:

                         (a)          The pre-merger notification requirements of the HSR Act and any applicable equivalent foreign governmental reporting requirements;

                         (b)          The facilities clearance requirements of the DIS, as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as may be amended from time to time;

                         (c)          The novation of the Government Contracts as contemplated by Section 12.2;

                         (d)          Such notices and filings as may be required by applicable U.S. export control laws and regulations, including the International Traffic in Arms Regulations and the Export Administration Regulations;

                         (e)          Such filings as be required under the Exchange Act;

                         (f)          Such other Consents as identified on Schedule 4.7(f) delivered hereunder; and

                         (g)          Such other Consents as the failure to obtain or make would not have, in the aggregate, a material adverse effect on the business, results of operations or financial position of Buyer on a consolidated basis.

          4.8          Buyer’s Acknowledgment.

                         (a)          Buyer acknowledges and agrees that:

                                        (i)          other than the representations and warranties of Seller specifically contained in this Agreement or in the Ancillary Agreements, (A) there are no other representations or warranties of Seller either expressed or implied with respect to Seller, the Business, the Assets, RSI, or the Contemplated Transactions and Buyer takes the Assets “as-is” and “where-is” and (B) SELLER EXPRESSLY DISCLAIMS ANY IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, MERCHANTABILITY OR SUITABILITY OF ANY OF THE ASSETS, OR OF THE BUSINESS; and

                                        (ii)          it shall have a right to indemnification solely as provided in Article 11 hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by either Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer.

                         (b)          Buyer acknowledges and agrees that some or all of the services and products of the Business may require a license from either the United States Department of State or Department of Commerce in order to export such services or products to a foreign buyer and some or all of the equipment used in the Business is of such a nature that the export of such equipment may require a license from either the United States Department of State or Department of Commerce.

                         (c)          Buyer acknowledges and agrees that any cost estimates, projections or other predictions contained or referred to in the Disclosure Schedules or in the information provided to Buyer or any of its employees, agents or representatives were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of Seller or any Related Person of Seller.

                         (d)          Buyer acknowledges and agrees that: (i) other than those set forth in Section 3.18, Seller makes no representations or warranties, express or implied, regarding the information and findings of any environmental reports provided to Buyer; (ii) such reports were not prepared for Buyer or in anticipation of the Contemplated Transactions; and (iii) Buyer acknowledges that all such environmental reports were prepared solely for Seller’s use and benefit.

ARTICLE 5
COVENANTS OF SELLER

          5.1          Confidential Information.

                         (a)          Seller and its Affiliates will treat and hold any proprietary and confidential information relating primarily to the operations or affairs of the Business (the “Business Confidential Information”) in the same manner as Seller treats and holds its own confidential information of a similar nature; provided, however, that to the extent any Business Confidential Information is included in the Assigned Intellectual Property, Seller’s obligations with respect to the treatment of such information shall be governed exclusively by the Intellectual Property Agreement and not by this Section 5.1.

                         (b)          The obligations of confidentiality contained in Section 5.1(a) will not apply to any information to the extent that (i) it becomes generally available to the public or otherwise part of the public domain after the Closing Date and other than through any act or omission of Seller or any of its Affiliates in breach of this Agreement, (ii) it is disclosed to Seller after the Closing Date, other than under an obligation of confidentiality, by a Third Party who has no obligation to Buyer not to disclose such information to others, or (iii) it is independently developed by Seller after the Closing Date without access to the Business Confidential Information.

                         (c)          Notwithstanding Section 5.1(a), Seller may disclose Business Confidential Information to the extent required by a court of competent jurisdiction or other Governmental Body or otherwise as required by any Legal Requirement.  Before disclosing Business Confidential Information pursuant to this Section 5.1(c), Seller shall provide at least five (5) Business Days’ notice to Buyer of the court order, subpoena, interrogatories or government order that requires disclosure of the Business Confidential Information so that Buyer may seek a protective order or other appropriate remedy or waive compliance with this Agreement.  Seller shall consult with Buyer on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of Buyer to protect the Business Confidential Information.  Further, in the event such disclosure is required under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable Governmental Body, Seller shall (i) redact mutually agreed upon portions of the Business Confidential Information to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to the Securities and Exchange Commission or such Governmental Body that such portions of the Business Confidential Information receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable Governmental Body.

                         (d)          At the Closing, Seller shall deliver to Buyer copies of all Confidentiality Letters.

          5.2          Operation of the Business of Seller.  Except as required by or expressly permitted by this Agreement, and except for such actions as are reasonably necessary for Seller to separate the Business and the Assets from Seller’s retained businesses and assets (including the actions described in Section 6.2(b)), from the date of this Agreement to the Closing, Seller will conduct the Business solely in the ordinary course of business consistent with past practice in substantially the same manner as presently conducted, will make all reasonable efforts, consistent with past practice, to preserve relationships with employees, customers and suppliers and will not take any action which would adversely affect its ability to consummate the Contemplated Transactions.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer which consent shall not be unreasonably withheld, neither Seller, in each case with respect to the Business, nor RSI will:

                         (a)          enter into any Business Contract that would, at the time it is entered into, require establishing a loss contract reserve (under GAAP) upon entry into such Business Contract;

                         (b)          create, incur, assume or guarantee any indebtedness for borrowed money (including obligations in respect of capital leases), other than in the ordinary course of business consistent with past practice;

                         (c)          issue, sell or deliver, redeem or purchase, any shares of the capital stock of Research Systems, Inc. or any Capital Stock Equivalents thereof, or the RSI Subsidiaries or any Capital Stock Equivalents thereof, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of capital stock of Research Systems, Inc. or any Capital Stock Equivalents thereof, or the RSI Subsidiaries or any Capital Stock Equivalents thereof, or amend any terms of any such securities or agreements;

                         (d)          materially increase the rate of compensation or benefits of, or pay or agree to pay any benefit to, any Business Employee or RSI Current Employee, except for such increases as are granted (i) in the ordinary course of business consistent with past practice to Business Employees and RSI Current Employees pursuant to normal periodic performance reviews; (ii) in accordance with the terms of any employment agreement as currently in effect and set forth on Schedule 3.17(a)(iii); or (iii) pursuant to applicable Legal Requirements;

                         (e)          (i)  effect any material change with respect to any Employee Benefit Plan that would reasonably be expected to result in a material increase in any liability to Buyer or RSI or (ii) grant any severance or termination pay to any Business Employee or RSI Employee, except in accordance with the terms of any Employee Benefit Plan as currently in effect and set forth on Schedule 3.13(a) or with applicable Legal Requirements;

                         (f)           hire or transfer (i) more than 40 individuals for the requisition positions charged directly to the government, or (ii) any individuals for the requisition positions not charged directly to the government, who would otherwise constitute Business Employees or RSI Employees as of the date hereof;

                         (g)          except as set forth in Schedule 5.2(g), (i) sell, lease, transfer, or otherwise dispose of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of One Million Dollars ($1,000,000), (ii) mortgage any of the Transferred Owned Real Property (other than Permitted Real Estate Encumbrances), or (iii) encumber any personal property or assets (other than Permitted Non-Real Estate Encumbrances);

                         (h)          acquire, by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                         (i)          acquire any assets which are material, individually or in the aggregate, to the Business other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations;

                         (j)          except as set forth in Schedule 5.2(j), enter, modify, amend or terminate any Real Property Lease or any Material Business Contract except in the ordinary course of business consistent with past practice;

                         (k)         waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations;

                         (l)          effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit of the Business Employees or RSI Current Employees;

                         (m)        amend the Governing Documents of Research Systems, Inc. or any RSI Subsidiary;

                         (n)         maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

                         (o)         with respect to RSI and any RSI Subsidiary, change or make any Tax elections, change any method of accounting with respect to Taxes, file any amended Tax Return, settle or compromise any federal, state, local or foreign material Tax liability or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

                         (p)         institute any change in its accounting methods, principles or practices other than as required by a change in GAAP;

                         (q)         pay, discharge or satisfy any material Liability, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice, or collect, or accelerate the collection of, any amount owed (including Accounts Receivable) other than in the ordinary course of business consistent with past practice;

                         (r)          enter into any Third Party Intellectual Property License other in the ordinary course of business and consistent with past practice;

                         (s)          enter into any Business Contract assigning or granting rights to any Assigned Intellectual Property or Assigned Marks, other than non-exclusive licenses in the ordinary course of business and consistent with past practice; or

                         (t)           agree, whether in writing or otherwise, to do any of the foregoing.

          5.3          Noncompetition.

                         (a)          Noncompetition.  For a period of three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in (i) the business of designing, manufacturing, selling or supporting High Resolution Electro-Optical End-to-End Systems (A) for space-based, airborne, and terrestrial applications supporting United States Government intelligence, military and scientific applications or (B) for commercial remote sensing businesses; or (ii) the business of RSI as conducted as of the Closing (the “Competing Business”).  Notwithstanding the foregoing, Seller and its Affiliates may engage in any of the following activities, and the term “Competing Business” shall be deemed to exclude each of the following activities of Seller and its Affiliates:

                                        (i)           engage in any business conducted by any of them as of the date of this Agreement other than through the Remote Sensing Systems SPG and make any upgrades or improvements to products or services currently offered by, or under active development by, Seller or its Affiliates other than through the Remote Sensing Systems SPG;

                                        (ii)          the design, development, manufacture, promotion and sale of Small Optics for any application (where “Small Optics” shall mean optical devices that are less than one meter in diameter), and the provision of services in connection therewith;

                                        (iii)         the design, development, manufacture, promotion and sale of devices, software, products, systems, and components therefor, intended for night vision or for combat or law enforcement obscured vision situations, and the provision of services in connection therewith;

                                        (iv)         the design, development, manufacture, promotion and sale of devices, software, products, systems, and components therefor, involved in or utilizing the transmission of digital and digitized images and data via satellite communications systems or otherwise, and the provision of services in connection therewith;

                                        (v)          the design, development, manufacture, promotion and sale of devices, software, products, systems, and components therefor, in the areas of consumer and professional imaging (capture and output), commercial printing and graphics, health imaging, healthcare, and entertainment imaging, and the provision of services in connection therewith; and

                                        (vi)         the promotion, marketing, sale, lease, licensing, and other disposition or provision of its standard products, software and services at any time to any other party (where standard products, software and services include inventoried and cataloged commercial and consumer products and related customer support and equipment services, including modifications thereof for particular customer applications).

                         (b)          Investment and Acquisition Exceptions.  Notwithstanding Section 5.3(a), nothing herein shall prohibit Seller or its Affiliates from:

                                        (i)          Purchasing or otherwise acquiring up to (but not more than) ten percent (10%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; or

                                        (ii)          Acquiring assets or securities from, or effectuating a merger, business combination, reorganization, exchange or recapitalization with, any Person where the effect of the foregoing would otherwise be to cause Seller to be in noncompliance with Section 5.3(a) so long as the portion of such Person’s revenue derived from the Competing Business does not constitute more than fifteen percent (15%) of such Person’s overall revenue immediately preceding the transaction with Seller or its Affiliate.

          5.4          Nonsolicitation.  For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly hire, retain or attempt to hire or retain any Acquired Employee; provided, however, that the foregoing shall not apply to responses to or follow up hiring in respect of (a) general solicitations or advertisements for job positions not specifically directed to Acquired Employees, (b) unsolicited job applications from Acquired Employees, or (c) Acquired Employees whose employment is terminated by Buyer.

          5.5          Real Estate Matters.

                         (a)          Title Reports.  As of the date of this Agreement, all title reports or policies in Seller’s possession with respect to each parcel of Transferred Owned Real Property have previously been delivered to Buyer; provided, however, that if any such title report or policy is not available as of the date of this Agreement, Seller shall use commercially reasonable efforts to provide Buyer with such title report or policy prior to or at the Closing or prior to the transfer of title to the related Transferred Owned Real Property.

                         (b)          Building 601 Facility.  The following conditions, contingencies and limitations shall apply in connection with the transfer to Buyer of the Building 601 Facility:

                                        (i)          Seller’s obligation hereunder to transfer title to the Building 601 Facility to Buyer shall be expressly contingent upon Seller’s obtaining all necessary governmental approvals, including variances and subdivision approval, in final, non-appealable form and content reasonably satisfactory to Seller and Buyer, for the subdivision of the land included with the Building 601 Facility (the “Building 601 Land”) from the remaining lands of Seller adjacent to the Building 601 Land.  The Building 601 Land is more particularly described in Schedule 3.6 and the map attached thereto.  Notwithstanding the immediately preceding sentence, the exact acreage, location and dimensions of the Building 601 Land are subject to the mutual good faith agreement of the Parties, and will be in accordance with the subdivision map to be prepared on behalf of Seller and approved as part of the governmental approvals contemplated by this Section 5.5(b).

                                        (ii)          After the Closing (or upon such time thereafter as title to the Building 601 Facility may be transferred to Buyer), Seller shall supply domestic hot water, chilled water, domestic water, drinking water, compressed air, electricity, natural gas, and low-pressure steam (collectively, the “Utilities”) to the Building 601 Facility from Seller’s central utility plant and related systems (the “Kodak Park Utility Facilities”).  Prior to the Closing, the Parties shall negotiate in good faith to agree upon the terms pursuant to which Seller shall provide the Utilities in accordance with the foregoing (the “Utility Services Agreement”), the material terms of which are set forth on Exhibit 5.5(b)(ii).  Seller’s obligation to transfer title to the Building 601 Facility to Buyer hereunder shall be contingent upon Seller’s obtaining approval from the New York State Public Service Commission (the “PSC”) or appropriate Governmental Body, in final form and content satisfactory to Seller in Seller’s sole discretion, for Seller to provide the Utilities in accordance with the foregoing.

                                        (iii)          After the Closing (or upon such time thereafter as title to the Building 601 Facility may be transferred to Buyer), the Building 601 Facility shall remain connected to the sanitary sewer currently owned by Seller, running through Kodak Park and ultimately connecting to a Rochester Pure Waters District sanitary sewer under Ridgeway Avenue (“Kodak Sanitary Sewer”).  Upon the conveyance of title to the Building 601 Facility to Buyer, the Parties shall enter into an agreement substantially in the form of Exhibit 5.5(b)(iii), pursuant to which Seller shall permit Buyer to use the Kodak Sanitary Sewer via the existing connections to the Building 601 Facility in accordance with the foregoing (the “Sanitary Sewer Agreement”).  Seller’s obligation to transfer title to the Building 601 Facility to Buyer hereunder shall be contingent upon Seller’s obtaining a variance from the County of Monroe or other appropriate Governmental Body to allow the transfer of the Building 601 Facility to Buyer and to allow the Building 601 Facility to remain connected to the Kodak Sanitary Sewer.

                                        (iv)          Upon the transfer of title to the Building 601 Facility to Buyer, or within a reasonable time period thereafter, Seller shall effect the physical separation of the Building 601 Facility from the Kodak Park fire main suppression system without any further liability on the part of Seller to provide replacement services or systems to the Building 601 Facility.  From and after the date of the Closing until the date of such separation, Seller shall continue to provide Buyer with access to fire protection water from the Kodak Park fire main suppression systems pursuant to the Transition Services Agreement.  Seller shall reasonably coordinate the timing of the final separation of the fire main suppression system with Buyer to enable Buyer to make any necessary modifications to the Building 601 Facility to keep such facility in continued compliance with applicable fire codes, but Seller makes no representations or warranties of any kind regarding the compliance of the Building 601 Facility with applicable fire codes subsequent to the separation of the Building from the Kodak Park fire main suppression system.  As of the Closing (or such time thereafter as the Building 601 Facility may be transferred to Buyer), or within a reasonable time thereafter, Seller shall disconnect the Building 601 Facility from the central Kodak Park monitoring system (the Simplex security system currently serving the Building 601 Facility), but shall leave the components of the system in place in such facility.

                                        (v)          Buyer shall grant to Seller, and its successors and assigns, at the time of the Closing Date, or at such time thereafter as the Building 601 Facility may be transferred to Buyer, one or more permanent and exclusive easements or rights-of-way, in recordable form mutually satisfactory to the Parties, over certain portions of the Building 601 Land for ingress and egress by vehicles and pedestrians, for stormwater drainage, fire water delivery systems, and other utilities, for groundwater monitoring wells, for railway lines, and for such other purposes as may be reasonably required by Seller, or as may reasonably be required by Governmental Bodies in connection with obtaining the governmental approvals (including subdivision approval) contemplated in this Section 5.5(b).  Such easements granted to Seller as contemplated hereunder shall be superior to the lien of any mortgage, security agreement or other financing document granted or entered into by Buyer in connection with the purchase of the Building 601 Facility.  The exact location and dimensions of such easements shall be as shown on the subdivision map referred to in paragraph (i) above, or as otherwise determined by the good faith agreement of Seller and Buyer, provided that Seller and Buyer agree to cooperate with the other with respect to the location of such easements so as to minimize the impact of such easements on Buyer’s use and operation of the Building 601 Facility.

                                        (vi)          Prior to Closing, Seller shall, at Seller’s sole cost and expense, use reasonable efforts to pursue diligently the satisfaction of each of the conditions set forth in this Section 5.5(b) and to complete the other tasks contemplated in this Section 5.5(b) in connection with the transfer of title to the Building 601 Facility to Buyer.  If despite such efforts, such conditions and tasks have not been satisfied or completed to the reasonable satisfaction of Seller and Buyer prior to the Closing, the Parties shall proceed with the Closing (but title to the Building 601 Facility shall not be transferred to Buyer upon Closing) and (A) the provisions and obligations of this Section 5.5(b) shall survive and continue in full force and effect and (B) Seller shall at Seller’s sole cost and expense, proceed with due diligence to satisfy the conditions and complete the tasks set forth in this Section 5.5(b) in order to allow a transfer to Buyer of title to the Building 601 Facility to occur as soon as possible after the Closing.

                                        (vii)          In the event the term of the Building 601 Interim Lease Agreement expires prior to the transfer of title to the Building 601 Facility to Buyer as contemplated herein, the Parties shall agree to extend the term of the Building 601 Interim Lease Agreement for an additional period not to exceed four (4) years (the “Renewal Term”) during which Renewal Term Seller shall either (A) satisfy the conditions set forth in Section 5.5(b)(ii), or (B) at Seller’s sole cost and expense, render the Building 601 Facility as independently served by the Utilities necessary to operate the Business through reasonably available alternative means.  Seller acknowledges and agrees that upon the expiration or earlier termination of the Building 601 Interim Lease Agreement (including the Renewal Term), Seller shall transfer title to the Building 601 Facility to Buyer.

          5.6          Access.  During the period from the date of this Agreement through the Closing Date, Seller shall and shall cause RSI to give Buyer and its authorized Representatives reasonable access during regular business hours and upon reasonable notice to all plants, offices, warehouses and other properties, facilities, employees, agents, books and records and other information of the Business as they may reasonably request and, upon Buyer’s reasonable request, to furnish information to Buyer or its Representatives regarding the Business, in each case for the purpose of planning for the post-Closing integration of the Business and valuing the property for purposes of the Allocation; provided, however, (a) that Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through a designated officer of Seller and in such a way as to avoid disrupting the normal business of the Business, (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) Seller need not supply Buyer with any information which, in the reasonable judgment of Seller, Seller is under a contractual or legal obligation not to supply, including as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Body prohibiting certain persons from sharing information.

          5.7          Tax Sharing Agreements  Any agreement that provides for the sharing or allocation of liability for Taxes or for the making of a payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, to which RSI is party to, bound by or has any obligation under (as may be included on Schedule 3.12 of this Agreement), shall be terminated prior to Closing.

          5.8          Intercompany Arrangements.  Immediately prior to Closing, (a) to the extent RSI has available cash, RSI will pay Seller in cash the amount of any intercompany debt owed by RSI to Seller and (b) Seller will capitalize any such debt that remains outstanding after such payment has been made.

          5.9          Assistance with Environmental Permits.  Seller shall assist Buyer as reasonably necessary to transfer, amend or reissue existing Environmental Permits, and or obtain new Environmental Permits, in order for Buyer to operate the Business.

          5.10        Transition Services.  Between the date of this Agreement and Closing, Seller and Buyer shall negotiate in good faith to enter into a transition services agreement, the term of which shall be a reasonable transition period following the Closing (not to exceed the one-year anniversary of the Closing) and pursuant to which Seller shall provide Buyer with all services (“Services”) provided to the Business prior to the date of this Agreement that are necessary for Buyer to continue to operate the Business (the “Transition Services Agreement”).  The Services shall be provided in substantially the same manner, quality and scope (including in terms of volume and time) as provided to the Business during the four (4) month period immediately prior to the date hereof.  The costs charged for such Services shall be the fully-burdened costs.  The Parties acknowledge and agree that Buyer may elect to not receive certain services from Seller and Seller may be unable to provide other services (such as routine access to Seller’s on-site physician and payroll (except for seconded employees)), even if such services are presently provided to the Business, and Buyer shall not be obligated to receive, and Seller shall not be obligated to provide, any such service.  The Parties agree that the Services will be otherwise provided on terms and conditions customary for transition services of this nature.

ARTICLE 6
COVENANTS OF BUYER

          6.1          Confidentiality.  Buyer acknowledges that any information provided to or obtained by it pursuant to this Agreement shall be held by Buyer and its Representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement between Buyer and Seller dated June 25, 2002, as extended pursuant to the letter between Buyer and Seller dated November 10, 2003 (the “Confidentiality Agreement”).  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate, but only with respect to information relating solely to the Business.  Buyer acknowledges that any and all other information provided to or obtained by it pursuant to this Agreement shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing provided that the term of the agreement is extended to five (5) years after the date of the Closing.  In the event of any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect, with respect to all information obtained by or provided to Buyer hereunder, whether or not related to the Business, notwithstanding any termination of this Agreement.  Buyer shall assist Seller as reasonably necessary to enable Seller to enforce any Employee Confidentiality Agreement against a Business Employee who breaches such agreement in connection with proprietary or confidential information that is not included in the Assigned Intellectual Property.

          6.2          Use of the Seller Marks.

                         (a)          Buyer acknowledges and agrees that by this Agreement (or by any Ancillary Agreement) it is obtaining no rights or licenses with respect to any of the Seller Marks, including the name “Kodak” or any derivative thereof, or to the Kodak logo.  To that end, as soon as practicable, but in no event later than thirty (30) days after Closing, Buyer (a) shall change and substitute: signage; promotional, marketing, and advertising material in whatever medium; stationery, business cards, invoices and related materials and documentation; and packaging, in each case that is used in the Business, in order to remove (or, where feasible “sticker over”) all references to Kodak and Kodak Marks and (b) shall take all such other steps as may be required or appropriate to indicate that there no longer exists any relation or affiliation between Buyer, on the one hand, and Seller and its Affiliates (excluding Research Systems, Inc.), on the other hand, other than as created by this Agreement; provided, however, that nothing herein shall obligate Buyer to change or copy over any engineering drawings or historical records in the form of copies of correspondence, copies of existing invoices and other similar documents prepared prior to the Closing Date.  Nothing in any Transaction Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Buyer any right, title or interest in and to the Seller Marks.  Buyer shall assign, and does hereby assign to Seller, without cost, any rights it may acquire, if any, by the operation of law or otherwise, in the Seller Marks pursuant to this Section 6.2.  Notwithstanding the foregoing, Buyer shall, for a period of six (6) months following the Closing, be permitted to sell any RSI Inventory that exists as of the Closing Date and that bears the Kodak name or other Kodak Marks.

                         (b)          Between signing and Closing, Seller and RSI shall be permitted, but not obligated, to remove or sticker over references to Kodak and Kodak Marks in signage; promotional, marketing, and advertising material in whatever medium; stationery, business cards, invoices and related materials and documentation; and packaging, in each case that is used in the Business.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          Buyer’s obligation to purchase the Assets and RSI Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          7.1          Accuracy of Representations.  Each of Seller’s representations and warranties in Article 3 of this Agreement and in Section 4 of the Intellectual Property Agreement which are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects and all other representations and warranties of Seller in Article 3 of this Agreement and in Section 4 of the Intellectual Property Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (a) to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, only as of such date; (b) to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, is the result of changes occurring subsequent to the date of this Agreement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (c) to the extent that a representation and warranty is not true as of the date of this Agreement (or any earlier date) and, prior to the Closing Date, Seller cures such breach.

          7.2          Seller’s Performance.  Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

          7.3          Additional Documents.  Seller shall have caused the following documents and instruments to be delivered (or tendered subject only to Closing) to Buyer:

                         (a)          The certificate of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;

                         (b)          The certificate of incorporation and all amendments thereto of Research Systems, Inc., duly certified as of a recent date by the Secretary of State of the jurisdiction of Research Systems, Inc.’s incorporation;

                         (c)          Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of any mortgage of record with respect to each parcel of Transferred Owned Real Property included in the Assets;

                         (d)          Certificates dated as of a date not earlier than the fifth (5th) Business Day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of New Jersey;

                         (e)          Certificates dated as of a date not earlier than the fifth (5th) Business Day prior to the Closing as to the good standing of Research Systems, Inc., executed by the appropriate officials of the State of Colorado and each jurisdiction in which Research Systems, Inc. is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1;

                         (f)          For each parcel of Transferred Owned Real Property, a recordable bargain and sale deed containing a covenant against grantor’s acts subject to any easements required for Seller to provide utilities to Buyer;

                         (g)          For each interest in real property identified on Schedule 3.7 as requiring an assignment from Seller to Buyer, an Assignment and Assumption of Lease in the form of Exhibit 7.3(g) executed by Seller;

                         (h)          Each of the Ancillary Agreements executed by Seller ; provided, however, that in the event the Building 601 Facility is not transferred to Buyer at Closing pursuant to Section 5.5(b), the Sanitary Sewer Agreement, the Utility Services Agreement and the Building 602 Land Lease Agreement shall be delivered by Seller at such later time as the Building 601 Facility may be transferred to Buyer;

                         (i)          Such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

                         (j)          A certificate executed by a duly authorized officer of Seller to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

                         (k)          A certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

                         (l)          A certificate of the Secretary of Research Systems, Inc. certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Research Systems, Inc.

          7.4          No Proceedings.  No Proceeding shall be pending that, in the reasoned, written opinion of Simpson Thacher & Bartlett LLP, involves a reasonable likelihood of an Order that could reasonably be expected to (a) prevent consummation of the Contemplated Transactions, (b) cause the Contemplated Transactions to be rescinded following consummation, or (c) affect adversely the right of Buyer to own the Assets or RSI Stock, or to operate the Business or RSI, immediately after the Closing, and no such Order shall be in effect.

          7.5          Authorizations and Consents.

                         (a)          The waiting period under the HSR Act, and any suspensory period associated with any applicable equivalent foreign governmental reporting requirement, shall have expired or been terminated.

                         (b)          Each of the Consents identified in Schedule 7.5(b) shall have been obtained and shall be in full force and effect.  For the avoidance of doubt, this Section 7.5(b) shall not apply to the novation of the Government Contracts.

          7.6          Real Property.

                         (a)          Title Insurance.  Seller shall be the sole owner of good, valid and marketable fee simple title to the Transferred Owned Real Property, in each case free and clear of any Encumbrances, other than the Permitted Real Estate Encumbrances, and insurable at ordinary rates by a nationally recognized title company selected by Buyer and reasonably acceptable to Seller (“Buyer’s Title Company”) on a standard 1992 ALTA Form B owner’s title insurance policy (or equivalent policies reasonably acceptable to Buyer if the real property is located in a state in which such ALTA policies of title insurance are not available in such form and with such coverage as may be reasonably acceptable to Buyer); provided, however, that in the event the Building 601 Facility is not transferred to Buyer at Closing pursuant to Section 5.5(b), Buyer’s ability to obtain title complying with the aforementioned conditions with respect to the Building 601 Facility shall not be a condition precedent to Buyer’s obligations to close under this Article 7, but shall be a condition precedent to the transfer of the Building 601 Facility to Buyer.  Seller agrees to execute such reasonable affidavits and other documents, consistent with local practice, as are necessary to induce Buyer’s Title Company to issue policies free of any standard exceptions related to claims of parties in possession and unfiled mechanics liens or liens of a similar nature.

                         (b)          FIRPTA.  Seller shall have executed and delivered to Buyer an affidavit of non-foreign status as described in Section 1445(b)(2) of the Code.

                         (c)          Other Documents.  Seller shall have executed and delivered to Buyer: (i) copies of all material real property transfer Tax Returns with respect to the Transferred Owned Real Property relating to a taxable period that ends after the Closing Date required to be filed prior to the Closing Date in the relevant jurisdictions in which the Transferred Owned Real Property is located; (ii) such documents, affidavits, certificates and instruments as may be reasonably and customarily requested by Buyer or Buyer’s Title Company to facilitate the transfer of the Transferred Owned Real Property and Buyer’s obtaining title insurance with respect thereto (including gap indemnities and lien and possession affidavits in such form and containing such terms and conditions as may be reasonably and customarily required by Buyer’s title insurance company in order to insure title in Buyer to the Transferred Owned Real Property subject to the Permitted Real Estate Encumbrances and such matters as may be acceptable to Buyer in its reasonable discretion); (iii) such easements in favor of Buyer benefiting the Transferred Owned Real Property and burdening other real property owned by Seller as may be necessary or desirable in order for Buyer to use and operate the Business as presently conducted by Seller; and (iv) such other customary instruments of sale, transfer, conveyance and assignment with respect to the Transferred Owned Real Property as Buyer may reasonably request in writing; provided, however, that in the event the Building 601 Facility is not transferred to Buyer at Closing pursuant to Section 5.5(b), Buyer’s obtaining the foregoing documents with respect to the Building 601 Facility shall not be a condition precedent to Buyer’s obligations to close under this Article 7, but shall be a condition precedent to the transfer of the Building 601 Facility.

                         (d)          Real Property Consents.  Except as otherwise required under this Agreement, Seller shall use commercially reasonable efforts to deliver to Buyer at Closing each of the consents identified on Schedule 3.7.

          7.7          No Material Adverse Change.  At any time on or after the date of this Agreement, there shall not have occurred any material adverse change in the business, properties, financial condition or results of operations of the Business; provided, however, that in no event shall any of the following constitute such a material adverse change: (i) any change resulting from conditions in the industries and markets in which the Business operates (including general reductions in United States military, intelligence and homeland security planning and spending), (ii) any change resulting from changes in general economic conditions, (iii) any change resulting from the announcement or pendency of any of the Contemplated Transactions, (iv) any change resulting from compliance by Seller with the terms of, or the taking of any action as required by, this Agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

          Seller’s obligation to sell the Assets and RSI Stock and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

          8.1          Accuracy of Representations.  Each of Buyer’s representations and warranties in Article 4 of this Agreement which are qualified as to materiality or material adverse effect shall be true and correct in all respects and all other representations and warranties of Buyer in Article 4 of this Agreement shall be true and correct in all material respects , in each case as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (a) to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, only as of such date, (b) to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under the Transaction Agreements or otherwise to consummate the Contemplated Transactions; and (c) to the extent that a representation and warranty is not true as of the date of this Agreement (or any earlier date) and, prior to the Closing Date, Buyer cures such breach.

          8.2          Buyer’s Performance.  Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

          8.3          Additional Documents.  Buyer shall have caused the following consideration, documents and instruments to be delivered (or tendered subject only to Closing) to Seller:

                         (a)          Seven Hundred Twenty Five Million Dollars ($725,000,000) by wire transfer of immediately available funds to an account specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

                         (b)          Each of the Ancillary Agreements executed by Buyer; provided, however, that in the event the Building 601 Facility is not transferred to Buyer at Closing pursuant to Section 5.5(b), the Sanitary Sewer Agreement, the Utility Services Agreement and the Building 602 Land Lease Agreement shall be delivered by Buyer at such later time as the Building 601 Facility may be transferred to Buyer;

                         (c)          For each interest in real property identified on Schedule 3.7, an Assignment and Assumption of Lease in the form of Exhibit 7.3(g) executed by Buyer;

                         (d)          A certificate executed by a duly authorized officer of Buyer to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied; and

                         (e)          A certificate of the Secretary or Assistant Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of an agreement to consummate the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing (or the officers giving power of attorney to others to execute) this Agreement and any other document relating to the Contemplated Transactions.

          8.4          No Proceedings.  No Proceeding shall be pending that, in the reasoned, written opinion of Wilmer Cutler Pickering LLP, involves a reasonable likelihood of an Order that could reasonably be expected to (a) prevent consummation of the Contemplated Transactions, (b) cause the Contemplated Transactions to be rescinded following consummation, or (c) affect adversely the ability of Buyer to assume the Assumed Liabilities to Buyer, and no such Order shall be in effect.

          8.5          Authorizations and Consents.

                         (a)          The waiting period under the HSR Act, and any suspensory period associated with any applicable foreign governmental reporting requirement, shall have expired or been terminated.

                         (b)          Each of the Consents identified in Schedule 8.5(b) shall have been obtained and shall be in full force and effect.  For the avoidance of doubt, this Section 8.5(b) shall not apply to the novation of Government Contracts.

ARTICLE 9
TERMINATION

          9.1          Termination Events.  By written notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated, and the Contemplated Transactions abandoned, as follows:

                         (a)          by Buyer if a material breach or material violation of any provision of this Agreement has been committed by Seller, which breach cannot be or has not been cured within thirty (30) days after written notice of such breach has been delivered to Seller and which breach has not been waived by Buyer;

                         (b)          by Seller if a material breach or material violation of any provision of this Agreement has been committed by Buyer, which breach cannot be or has not been cured within thirty (30) days after written notice of such breach has been delivered to Buyer and which breach has not been waived by Seller;

                         (c)          by Buyer if any condition in Article 7 has not been satisfied as of September 30, 2004 (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

                         (d)          by Seller if any condition in Article 8 has not been satisfied as of September 30, 2004 (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

                         (e)          by mutual written consent of Buyer and Seller; or

                         (f)          subject to each of the Parties having complied with its obligations under Section 12.1, by either Seller or Buyer if any Governmental Body shall have issued an Order or taken any other action that permanently restrains, enjoins or otherwise prohibits the acquisition by Buyer of the Assets, the RSI Stock, the Business and RSI, and such Order or other action shall have become final and non-appealable.

           9.2          Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in this Article 9, this Agreement shall become void and of no further force and effect, and there shall be no liability or obligation on the part of either Party to the other, except (a) for the provisions of (i) Section 6.1 relating to the obligation of Buyer to keep confidential certain information obtained by it hereunder, (ii) Section 13.2 relating to public announcements, (iii) Section 13.1 relating to certain fees and expenses, and (iv) this Article 9, each of which shall survive the termination of this Agreement, and (b) nothing in this Section 9.2 shall relieve any party from liability for any willful breach of this Agreement.  In the event that this Agreement is terminated by either Party as a result of the condition set forth in Section 7.5(a)and Section 8.5(a) not having been satisfied as of September 30, 2004 (other than through the failure of either Party to comply with its obligations under this Agreement), then, within thirty (30) days after such termination, Buyer shall pay Seller a termination fee of Five Million Dollars ($5,000,000).

ARTICLE 10
EMPLOYEES AND EMPLOYEE BENEFITS

          10.1        Employment.

                         (a)          No later than fourteen (14) days prior to Closing, Seller shall update Schedule 3.19(a) to include all information otherwise identified in Section 3.19(a) as required to be provided for the individuals who fill the positions listed on Schedule 1.1(gg)(iii).  Effective as of the Closing Date, Buyer may offer employment to any individuals listed on Schedule 1.1(gg)(i).  Effective as of the Closing Date, Buyer shall offer employment to each of the Business Employees, except as otherwise provided above with respect to individuals listed on Schedule 1.1(gg)(i).  In the case of any Business Employee who, as of the Closing Date, is on a temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave (any such employees, “Inactive Employees”), such offer shall remain open until the Inactive Employee is able or otherwise required to return to work or until the Inactive Employee is no longer employed by Seller, whichever occurs first.  Seller will continue to employ any Inactive Employee until the earlier of: (i) 180 days after the Closing Date (or such longer period as may be required under Legal Requirements); (ii) the date the Inactive Employee is able or otherwise required to return to work; (iii) the date on which the Inactive Employee’s temporary leave of absence or military leave ends; or (iv) in the case of an illness absence, the date on which the Inactive Employee’s paid illness absence benefit expires or any later date on which unpaid FMLA leave, taken for the same illness, expires.

                         (b)          Seller shall retain all Liabilities related to Inactive Employees unless and until such Inactive Employee accepts Buyer’s offer of employment and commences employment with Buyer.

                         (c)          As of the Closing Date, each Business Employee shall be offered a position similar to his or her position immediately prior to the Closing Date (or, with respect to any Inactive Employee, immediately prior to the date such leave commenced), at salary or wage levels at least equal to those provided by Seller immediately prior to the Closing Date.  Each such offer of employment shall be at the same geographic locale where the Business Employee is working (or on leave from) immediately prior to the Closing Date.

                         (d)          Buyer shall perform, meet and discharge any obligations that may arise following the Closing under the WARN Act or any similar state or local law or regulation, and agrees to indemnify Seller and its Affiliates for, and hold Seller and its Affiliates harmless from and against, any and all Liability arising or resulting from any violations of such obligations.

                         (e)          Nothing in this Agreement shall require Buyer or RSI to continue to employ any Acquired Employee or RSI Current Employee for any period of time after the Closing Date.  In addition, subject to any applicable Legal Requirements and the provisions of this Article 10, Buyer and RSI each reserves the right, at any time after the Closing Date, to (i) terminate any Acquired Employee’s or RSI Current Employee’s employment, (ii) amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the Acquired Employees and RSI Current Employees and (iii) amend, modify or terminate any employee benefit or compensation plan, program or arrangement in which any Employee may participate on or after the Closing Date.

          10.2        Employee Benefit Plans.

                         (a)          Except to the extent changes are required by Legal Requirements or otherwise provided herein, for the period from the Closing Date until December 31, 2005 (such period, the “Continuation Period”), the Acquired Employees and RSI Current Employees will receive employee benefits that are, in the aggregate, no less favorable than those employee benefits offered from time to time during the Continuation Period by Seller, including the benefits provided under any of the Employee Benefit Plans and Affiliate Plans (but excluding any Seller Stock Plans and Kodak Flexible Benefits Plan); provided, however, that such benefits to be provided to such Employees are in no event required to be, in the aggregate, more favorable than the corresponding benefits provided to such Employees immediately prior to the Closing.  For the period from the Closing Date until December 31, 2005, the Acquired Employees and RSI Current Employees will receive severance benefits that are no less favorable than those severance benefits offered by Seller or RSI, as applicable immediately prior to the Closing, provided however, in no event shall Buyer be responsible for any Single Trigger Severance Liability.  Buyer will give each Acquired Employee, Former Business Employee, RSI Current Employees and RSI Former Employees full credit for service with Seller for purposes of eligibility, vesting and for purposes of welfare plans or arrangements, benefit accrual under all plans or arrangements maintained by Buyer or RSI for the benefit of such Employees after the Closing Date to the extent such employee’s service is recognized for such purposes under Seller’s plans or under Affiliate Plans, as applicable.

                         (b)          Buyer shall take all action necessary and appropriate to provide that, as of the Closing or as soon as practicable (but not more than sixty (60) days thereafter), Buyer maintains one or more retirement savings plans that is qualified under Section 401(a) of the Code that will accept rollover contributions (including any outstanding employee loans under the Seller Savings Plan) from each Acquired Employee who (i) receives a distribution from the Seller Savings Plan, (ii) elects such a rollover form of distribution, and (iii) is employed by the Seller (or any of its Affiliates) immediately prior to the Closing Date.  Buyer shall also pay to each Employee the Seller Bonus Plans Payments at such time(s) as such amounts would have been paid under the Seller Bonus Plans if no Closing had occurred.

                         (c)          Seller will provide to Buyer, not less than fifteen (15) calendar days prior to the Closing Date, a list of all Acquired Employees who are participating in or have participated in the Kodak Health Care Reimbursement Account Plan (the “Seller FSA Plan”), together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date.

                                       (i)          Buyer shall take all actions reasonably necessary and legally permissible to provide that as of the Closing Date, the Acquired Employees who are participating in the Seller FSA Plan as of the Closing Date, will be allowed to participate in a plan of Buyer that constitutes a “flexible spending” or “health reimbursement” account arrangement that qualifies as a “cafeteria plan” under Section 125 of the Code and any flexible spending arrangements thereunder (the “Buyer’s FSA”).  Buyer shall further take all actions reasonably necessary and legally permissible to amend Buyer’s FSA to provide that: (A) the Acquired Employees who have elected to participate in the Seller FSA Plan shall become participants in Buyer’s FSA as of the beginning of the Seller FSA Plan’s plan year and at the level of coverage provided under the Seller FSA Plan; (B) the Acquired Employees’ salary reduction elections shall be taken into account for the remainder of Buyer’s FSA plan year as if made under Buyer’s FSA; and (C) Buyer’s FSA shall reimburse medical expenses incurred by the participating Acquired Employees incurred by the Acquired Employees at any time during the Seller FSA Plan’s plan year (including Claims Incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the Acquired Employee’s election and reduced by amounts previously reimbursed by the Seller FSA Plan.

                                       (ii)         Seller shall take all actions necessary and legally permissible to amend the Seller FSA Plan to provide that the Acquired Employees shall cease to be eligible for reimbursements from the Seller FSA Plan as of the Closing Date.

                                       (iii)       As soon as practicable following the Closing Date, Seller shall transfer to Buyer, and Buyer agrees to accept, those amounts which represent the debit and credit balances under the Seller FSA Plan of the Acquired Employees who are to become covered by Buyer’s FSA and the transfer of such amounts shall take into account on a net basis such employees’ payroll deductions and claims paid through the Closing Date.

                         (d)         Seller will provide to Buyer, not less than five (5) calendar days prior to the Closing Date, a list of all Acquired Employees who are participating in or have participated in the Kodak Dependent Care Reimbursement Account Plan (the “Seller DCAP Plan”), together with the elections made prior to the Closing with respect to such accounts through the Closing Date.

                                       (i)          Buyer shall take all actions reasonably necessary and legally permissible to provide that as of the Closing Date, the Acquired Employees who are participating in the Seller DCAP Plan as of the Closing Date, will be allowed to participate in the plan of Buyer that constitutes a “dependent care assistance program” within the meaning of Section 129 of the Code and any reimbursement arrangements thereunder (“Buyer’s DCAP”).  Buyer shall further take all actions reasonably necessary and legally permissible to amend Buyer’s DCAP to provide that: (A) the Acquired Employees who have elected to participate in the Seller DCAP Plan shall become participants in Buyer’s DCAP as of the beginning of the Seller DCAP Plan’s plan year and at the level of coverage provided under the Seller DCAP Plan, (B) the Acquired Employees’ salary reduction elections shall be taken into account for the remainder of Buyer’s DCAP plan year as if made under Buyer’s DCAP; and (C) Buyer’s DCAP shall reimburse dependent care expenses incurred by the participating Acquired Employees at any time during the Seller DCAP Plan’s plan year (including Claims Incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the Acquired Employee’s balance under Seller’s DCAP Plan and reduced by amounts previously reimbursed by the Seller DCAP Plan.

                                       (ii)         Seller shall take all actions necessary and legally permissible to amend the Seller DCAP Plan to provide that the Acquired Employees shall cease to be eligible for reimbursements from the Seller DCAP Plan as of the Closing Date.

                                       (iii)        As soon as practicable following the Closing Date, Seller shall transfer to Buyer, and Buyer agrees to accept, those amounts which represent the balances under the Seller DCAP Plan of the Acquired Employees who are to become covered by Buyer’s DCAP and the transfer of such amounts shall take into account on a net basis such employees’ payroll deductions and claims paid through the Closing Date.

                         (e)          With respect to any benefits to which any Business Employee, Former Business or respective Dependent thereof, or other qualifying beneficiaries thereof may be entitled under COBRA by reason of qualifying events occurring before, on or after the Closing Date, Buyer shall provide such benefits to any such Business Employees, Former Business Employee and their respective Dependents and other qualifying beneficiaries from and after the Closing Date through the period of required coverage under COBRA.

                         (f)          Buyer shall assume all the obligations of Seller or its Affiliates for any Post-Employment Welfare Benefits in accordance with Section 2.3(a) of this Agreement, and shall during the Continuation Period, provide any individual identified on Schedule 3.19(b) with Post-Employment Welfare Benefits that are, in the aggregate, no less favorable than those corresponding benefits offered from time to time during the Continuation Period by Seller to its similarly situated former employees; provided, however, that such benefits to be provided to such Employees are in no event required to be, in the aggregate, more favorable than the benefits provided to such Employees immediately prior to the Closing Date.

                         (g)          With respect to all welfare benefit plans maintained by Buyer on and after the Closing Date in which the Acquired Employees are offered the opportunity to participate: Buyer shall allow the Acquired Employees (and, as applicable, their covered Dependents) to (i) participate in such plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, to the extent waiting periods have been met and restrictions or limitations for pre-existing conditions were waived under corresponding Employee Benefit Plans in which the Acquired Employees participated prior to the Closing Date, and (ii) receive credit for co-payments or deductibles paid during any calendar year in which the Closing occurred under the Employee Benefit Plans in which they participated for purposes of determining any deductibles and maximum out-of-pocket limitations under any corresponding welfare benefit plans maintained by Buyer on and after the Closing Date in which the Acquired Employees participate.

          10.3        Defined Benefit Plans.

                         (a)         Effective as of the Closing Date, Business Employees shall cease to accrue benefits under the Seller Pension Plan, and, thereafter, the Buyer shall enroll Acquired Employees in an existing or newly created Buyer pension plan (the “Buyer Pension Plan”).  Subject to the consummation of the asset transfer described in Section 10.3 below: (i) effective as of the Closing Date, with respect to Acquired Employees and Former Business Employees, the Buyer Pension Plan shall waive any eligibility requirements for participation that were previously satisfied under the Seller Pension Plan, and, for Acquired Employees and Former Business Employees, shall recognize service that is recognized under the Seller Pension Plan for purposes of  eligibility, vesting, service related level of benefits, and eligibility for early retirement subsidies; (ii) Buyer agrees to provide accrued benefits to Acquired Employees and Former Business Employees under the Buyer Pension Plan that are no less than the accrued benefits of the Acquired Employees and Former Business Employees under Seller Pension Plan as of the Closing Date; (iii) accrued benefits of Acquired Employees and Former Business Employees that are vested under Seller Pension Plan as of the Closing Date shall be nonforfeitable under the Buyer Pension Plan, (iv) Buyer shall, effective as of the Closing Date, assume all of the Liabilities of Seller, its Affiliates and the Seller Pension Plan in respect of benefits accrued by the Acquired Employees and the Former Business Employees under the Seller Pension Plan on or prior to the Closing Date (the “Pension Liability”) (and, for the avoidance of doubt, cause the Buyer Pension Plan to make payments to any Acquired Employee who becomes entitled to receive payment of such accrued benefits on and after the Closing taking into account the provisions of this Section 10.3 regardless of whether assets have yet been transferred), subject to the transfer of assets from the Seller Pension Plan to the Buyer Pension Plan in accordance with the provisions of Section 10.3 below, and (v) with respect to benefits transferred from the Seller Pension Plan, the Buyer Pension Plan shall recognize the service of Acquired Employees with Buyer for the purpose of determining eligibility for early retirement benefits and calculate benefits based upon the Final Average Compensation of the Acquired Employees as defined in Buyer Pension Plan.  Also, for the avoidance of doubt, from the Closing Date through the True-Up Transfer Date, in accordance with the provisions of Section 10.3 below, Seller shall continue to cause the Seller Pension Plan to make benefit payments to any Former Business Employees who is entitled to receive such payments. Nothing in this Agreement shall require Buyer to provide coverage to the Acquired Employees or the RSI Employees under any benefit formula for Buyer’s defined benefit pension plan for salaried employees in effect prior to the date that the Acquired Employees or the RSI Employees first become eligible for Buyer’s defined benefit pension plan for salaried employees.

                         (b)         To the extent not previously qualified under the applicable provisions of the Code, Buyer shall take all action necessary to qualify the Buyer Pension Plan under the applicable provisions of the Code and shall make any filings and submissions to the appropriate Governmental Bodies required to be made by Buyer.  The Buyer Pension Plan and any successor plans thereto shall contain appropriate provisions providing that (i) assets transferred to the Buyer Pension Plan from the Seller Pension Plan may, upon termination of the Buyer Pension Plan, revert to the employer or sponsor of the Buyer Pension Plan to the extent permitted under the Seller Pension Plan as in effect on the date hereof, applicable Government Contracts and Legal Requirements; (ii) to the extent required by Legal Requirements, Buyer shall preserve all optional forms under which each Acquired Employee or Former Business Employee shall be entitled to receive his or her benefits accrued through the Closing Date under the Seller Pension Plan (including any early retirement subsidies); and (iii) the Buyer Pension Plan shall provide for such benefit formulas as may be required in order for Buyer to satisfy its obligations under Section 10.2(a) of this Agreement.

                         (c)         As soon as practicable, but in no event later than 90 days after the Closing Date (or, if later, the date Seller has been provided evidence reasonably satisfactory to it that the Buyer Pension Plan is qualified under Section 401(a) of the Code and the trust holding such assets is tax exempt under Section 501(a) of the Code), Seller shall cause the Seller Pension Plan to transfer assets to the Buyer Pension Plan equal to eighty percent (80%) of a reasonable estimate of the Accrued Liability (such amount, the “Initial Transfer Amount”).  The term “Accrued Liability” shall mean the aggregate present value of the accrued benefits (as defined in Treas. Reg. 1.414(l)-1(b)(9)) of each Acquired Employee and Former Business Employee under the Seller Pension Plan, determined as of the Closing Date on a plan termination basis using (i) the interest factors specified by the PBGC and in effect as of the Closing Date for an immediate or deferred annuity, as appropriate for that Acquired Employee or Former Business Employee, and (ii) the other methods and factors specified in the regulations underlying Section 4044 of ERISA for the valuation of accrued benefits upon plan termination, including expected retirement ages and expense load assumptions published by the PBGC, and the 1983 Group Annuity Mortality Table. The Initial Transfer Amount shall be adjusted as follows: (x) it shall be decreased by any benefit payments made by the Seller Pension Plan to any Acquired Employees or Former Business Employees (or their beneficiaries) on or after the Closing Date and before the date of transfer of the Initial Transfer Amount (such date, the “Initial Transfer Date”) and (y) increased by the amount of interest accrued on the Initial Transfer Amount from the Closing Date through the Initial Transfer Date, using an interest rate of five percent (5%) (the “Interest Rate”).   For purposes of this paragraph, “evidence reasonably satisfactory” of the Buyer Pension Plan’s qualification under Section 401(a) of the Code and the corresponding trust’s qualification under Section 501(a) of the Code shall be deemed to be the delivery of either: (A) a favorable determination letter from the IRS as to such status, as the plan and trust are currently in effect (including any required changes thereto), or (B) (if no such letter has been requested or received), an opinion of counsel, which states that such plan and trust in form comply with the applicable requirements of the Code and a commitment that Buyer will make any changes required by the IRS to receive a favorable determination letter.

                         (d)         As soon as practicable following the transfer of the Initial Transfer Amount (but, subject to the provisions of Section 10.3(f), in no event later than six months after the Closing Date), Seller shall cause a second transfer of assets from the Seller Pension Plan to the Buyer Pension Plan to be made of the “True-up Amount.”  The True-up Amount shall equal the greater of (i) the excess of the Accrued Liability Amount over the Initial Transfer Amount and (ii) the excess of the CAS 413 Amount over the Initial Transfer Amount.  The “CAS 413 Amount” shall mean the maximum amount of assets required to be transferred under 48 C.F.R. § 9904.413-50(c)(12) (“CAS 413”), calculated as of the Closing Date using the assumptions and methods identified in such section (as set forth in the CAS Actuarial Valuation Report of the Seller Pension Plan prepared by Pine Cliff Consulting, dated January 6, 2004) required in order to avoid any segment- closing adjustment being imposed thereunder; provided, however, that prior to any such calculation, Seller shall transfer to the CAS Sub-Account (as defined in Section 10.3(e) below), in accordance with the methodology set forth in 48 C.F.R. § 9904.413-50(c)(8), assets equal to the present value of the accrued benefit under the Seller Pension Plan of each Acquired Employee who, at any time prior to working primarily for the Business, was employed by Seller (or any Affiliate thereof) in another line of business but who participated in the Seller Pension Plan during such other employment, to the extent not previously transferred to the CAS Sub-Account prior to the Closing Date.  The True-up Amount shall be adjusted as follows: (x) it shall be decreased by any benefit payments made by the Seller Pension Plan to the Acquired Employees or Former Business Employees (or their beneficiaries) on or after the Initial Transfer Date and before the date of transfer of the True-up Amount (the “True-up Transfer Date”) and (y) increased by the amount of interest accrued on the True-up Amount from the Initial Transfer Date through the True-up Transfer Date, using the Interest Rate.  In the event that the total amount of assets (which shall be equal the sum of the Initial Transfer Amount and the True-up Amount (the “Total Transfer Amount”)) are required to be reduced in order to satisfy Section 414(l) of the Code and Section 4044 of ERISA (and the regulations underlying either such section) (the “Pension Asset Transfer Rules”), the total amount of the assets to be transferred from the Seller Pension Plan to the Buyer Pension Plan will be equal to the maximum amount permitted to be transferred under the Pension Asset Transfer Rules (such reduced amount, the “414/4044 Amount”) and Seller shall cause the Seller Pension Plan to only transfer such amount of assets as necessary to equal the 414/4044 Amount.  Notwithstanding the foregoing, in the event that, upon final calculation by Seller Actuary of the True-up Amount, Seller Actuary determines that the Initial Transfer Amount was in excess of the 414/4044 Amount (such excess amount, the “Overpayment”), Seller Actuary shall promptly notify Buyer Actuary in writing of such determination, and Buyer Actuary shall have thirty (30) Business Days to review Seller Actuary’s calculations thereof and respond to such determination.  In the event that Buyer Actuary concurs with Seller Actuary’s determination, Buyer Actuary shall notify Buyer in writing of such determination, and Buyer shall, within ten (10) Business Days following receipt of such notice, cause the Buyer Pension Plan to return to the Seller Pension Plan an amount of cash equal to the Overpayment.  The Overpayment shall be increased by the amount of interest accrued from the Initial Transfer Date through the date of payment of the Overpayment, using the Interest Rate.

                         (e)         For purposes of this Section 10.3, any assets to be transferred from the Seller Pension Plan to the Buyer Pension Plan as described in Sections 10.3(c) and (d) above shall: (i) based on the fair market value of the assets as of the True-up Transfer Date, (x) first be drawn from the sub-accounts of the trust of the Seller Pension Plan that are subject to the segment closing rules under CAS 413 (the “CAS Sub-Account”), up to the minimum amount required to avoid a segment closing adjustment thereunder, with (y) any remaining assets to be transferred to be drawn from the sub-account that holds the assets that correspond to the pre-payment credit account (as established by Seller pursuant to the provisions of CAS 413 i n respect of the Pension Liability) and (ii) be in cash.

                         (f)          All calculations to be made under this Section 10.3 shall be determined by an enrolled actuary designated by Seller (the “Seller Actuary”).  Seller shall provide any actuary designated by Buyer (the “Buyer Actuary”) with all information reasonably necessary to review all such calculations in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement.  If the Seller Actuary and Buyer Actuary disagree as to any of the Seller Actuary’s calculations, and such disagreement remains unresolved for a period in excess of thirty (30) Business Days or such additional period as Seller and Buyer may agree upon in writing (a “Disagreement”), the Disagreement shall be submitted to the Chief Financial Officer of each of Seller and Buyer for review and resolution in such manner as they deem necessary or appropriate.  If such Disagreement remains unresolved for an additional sixty (60) Business Days, any remaining disputed matters will be finally and conclusively determined by a qualified independent actuary selected by Seller and Buyer, which actuary will not be any actuary who performs services for either Buyer or Seller on an ongoing and continuous basis.  Promptly, but in no event later than sixty (60) days after its acceptance of its appointment, the independent actuary will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the amount of the pension assets required to be transferred by Seller in accordance with the provisions of this Section 10.3, which report will be conclusive and binding upon the Parties.  The fees and expenses of the independent actuary will be shared equally by Buyer and Seller.

                         (g)         The Initial Transfer Amount and the True-Up Amount shall be calculated, if possible, such that no segment closing adjustment is required under Cost Accounting Standards and no adjustment of contract prices or cost allowance is required under any Government Contract.  If the 414/4044 Amount exceeds the CAS 413 Amount (such excess, the “Excess Amount”) and the amount of assets to be transferred from the CAS Sub-Account is less than the 414/4044 Amount, in order to avoid any segment-closing adjustment under CAS 413, then no later than the thirtieth (30th) day after the True-up Date (subject to the provisions of Section 10.3(f)), Buyer shall remit a cash payment to Seller in an amount equal to fifty percent (50%) of the Excess Amount, up to $35,000,000 (50% of the first $70,000,000 Excess Amount).  In the event that the Excess Amount is equal to or greater than $70,000,000, Buyer shall not pay Seller any amounts in excess of the maximum amounts calculated pursuant to the immediately preceding sentence.  The Excess Amount shall be increased by the amount of interest accrued on the Excess Amount for the period beginning on the first calendar day after the third Business Day following the True-Up Transfer Date through the date of payment of the Excess Amount, using the Interest Rate. If the sum of the Initial Transfer Amount and the True-Up Amount is less than the amount that is required to be transferred to the Buyer as of the Closing Date under CAS 413, in order to avoid any segment-closing adjustment that would be imposed under the Cost Accounting Standards, Seller shall, in its sole discretion, no later than the thirtieth (30th) day after the True-up Date (subject to the provisions of Section 10.3(f)), either (A) transfer such additional amount in cash to Buyer as shall be necessary to avoid any such adjustment or (B) provide written notice to Buyer that Seller shall retain all responsibility and liability for resolving any resulting issues with the United States Government in connection with any such adjustment, except that Buyer agrees that it will cooperate to the extent reasonably requested by Seller and the United States Government in making any adjustment that may be required in Government Contracts as a result of an agreement between Seller and the United States Government, provided, however, that Seller shall hold Buyer and its Affiliates harmless for any liability that Buyer or its Affiliates may incur in connection with or as a result of any such cooperation, adjustment or agreement.

                         (h)         Notwithstanding anything set forth in this Agreement to the contrary, if the PBGC requests or establishes conditions of Buyer or Seller that are, in Buyer’s and Seller’s reasonable good faith judgment, unacceptable to Buyer or Seller, the parties hereto shall, in good faith, use their reasonable best efforts to cooperate to respond to PBGC in a manner that is in the best interests of both Seller and Buyer.

          10.4        Forms W-2.  As permitted by Internal Revenue Service Revenue Procedure 96-60, Section 5, Seller and Buyer agree that Buyer, as the “successor employer” described therein within the meaning of Section 3121(a)(1) of the Code, will furnish and file a single Form W-2 for wages paid by both Seller and Buyer to each Acquired Employee during the calendar year in which the Closing occurs, and Buyer assumes and shall perform Seller’s entire Form W-2 reporting obligations for the Acquired Employees, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a timely basis.  Seller shall remain responsible for the Form W-2 reporting obligations for those employees of Seller who do not become Acquired Employees.  Accordingly, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a timely basis, Buyer shall (a) furnish Forms W-2 to the Acquired Employees by January 31 following the calendar year in which the Closing occurs, and (b) file Forms W-2 and W-3 as to the Acquired Employees with the Social Security Administration by the last day of February of such calendar year.  With respect to Forms 941 for the quarter in which the Closing occurs, (x) Seller will attach a statement to its Form 941 which (i) explains the discrepancy that will exist between the amounts reported on its Form W-3 and four quarterly Forms 941, (ii) includes the name, address, and identification number of the Buyer, and (iii) includes a reference to Revenue Procedure 96-60, and (y) Buyer will attach a similar statement to its Form 941 referencing Seller.  Finally, Seller will transfer to the successor all current Forms W-4 and W-5 that were provided to Seller by the Acquired Employees, and Buyer will keep the transferred Forms W-4 and W-5 on file and deduct and withhold from the wages it pays to the Acquired Employees according to the information supplied on those forms until an Acquired Employee submits a revised form.  Seller and Buyer shall follow similar procedures with respect to state and local employment and withholding tax administration where such procedures are available.

ARTICLE 11
INDEMNIFICATION; REMEDIES

          11.1        Survival.

                         (a)         All representations and warranties in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing; provided, however, that (i) the representations and warranties contained in Sections 3.1 and 4.1 (Organization and Good Standing), 3.2(a) and 4.2(a) (Authority and Enforceability), 3.3 (Capitalization and Ownership of Research Systems, Inc. and its Subsidiaries), and 3.21 and 4.4 (Brokers or Finders) shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations with respect to this Agreement, (ii) the representations and warranties contained in Section 3.12 (Taxes) and 3.13 (Employee Benefits) shall survive the Closing and shall remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be tolled from time to time, (iii) the representations and warranties contained in Section 3.23 (Government Contracts) shall survive the Closing and remain in full force and effect for a period of three (3) years after the Closing, and (iv) the representations and warranties contained in Section 3.18 (Environmental) shall survive the Closing and remain in full force and effect for a period of two (2) years after the Closing.

                         (b)         Neither Seller nor Buyer shall be entitled to make any claim for indemnification under this Article 11 with respect to the breach of any particular representation and warranty contained in Article 3 and Article 4 after the date on which such representation and warranty ceases to survive pursuant to Section 11.1(a); provided, however, that, if prior to the date on which such representation and warranty ceases to survive, the Indemnifying Person shall have received written notification of a claim for indemnity hereunder specifying in reasonable detail the basis of any such claim, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue as a basis for indemnity until it is finally resolved or disposed of, subject to applicable statutes of limitation which shall continue to run in all circumstances absent the written consent of the Indemnifying Person to toll the applicable limitations period.

           11.2        Indemnification and Reimbursement by Seller.  Seller will indemnify and hold harmless Buyer and its successors and permitted assigns, and its directors, officers, employees, agents and Affiliates (including RSI, from and after the Closing) (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, actions or causes of action, assessments, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim, (collectively, “Damages”), arising from or in connection with:

                         (a)         any breach by Seller of any representation or warranty made by Seller in Article 3 of this Agreement, in Section 4 of the Intellectual Property Agreement or in any other Ancillary Agreement;

                         (b)         any breach, failure or non-fulfillment by Seller of any covenant or obligation of Seller in this Agreement or any Ancillary Agreement;

                         (c)         any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                         (d)         (i) all Taxes that may be imposed upon or assessed against RSI or its assets or properties with respect to any period (or portion thereof) ending on or before the Closing Date, (ii) all Taxes of Seller with respect to any operation of the Business and ownership of the Assets for any period (or portion thereof) ending on or before the Closing Date other than Assumed Pre-Closing Taxes, and (iii) any Taxes that are the responsibility of Seller pursuant to Section 2.7;

                         (d)-1      as further described in Section 1.1(q)-1(ii), any Damages arising from the conduct of Seller’s contractor in the performance of the work plans; or

                         (e)         any failure by Seller to perform or in due course pay and discharge any Retained Liabilities, including the Retained Environmental Liabilities;

provided, however, that any Damages shall be (i) reduced by the amount of any Tax refund, credit or other reduction in Taxes actually realized by the Buyer Indemnified Person and any reimbursement or other refund of any portion of such amounts actually received (after deducting related costs and expenses) by the Buyer Indemnified Person as a result of (A) Third Party indemnification pursuant to any rights assigned to Buyer hereunder, or (B) the actual recovery of such amounts (or portions thereof) as reimbursable costs under any cost-type, flexibly-priced or fixed price contract for the provision of goods or services to the United States Government under any Government Contract assigned to Buyer hereunder and (ii) increased to take account of any net Tax cost actually incurred by the Buyer Indemnified Person.  Any indemnification payment hereunder shall initially be made without regard to any Tax savings or Tax cost and shall be increased or reduced to reflect any such Tax savings or Tax cost only after the Indemnified Person has actually realized such savings or cost.  For purposes of this Agreement, the Indemnified Person shall be deemed to have “actually realized” a Tax cost or a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Person is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Person would be required to pay but for the incurrence or payment of such Loss or the receipt of the indemnity payment, as the case may be.  Upon written request of the Indemnifying Person, the Indemnified Person shall provide appropriate support for its calculation of its Tax savings or Tax cost.

           11.3        Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Seller, and its successors and permitted assigns, and its directors, officers, employees, agents and Affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages arising from or in connection with:

                         (a)         any breach by Buyer of any representation or warranty made by Buyer in Article 4 of this Agreement;

                         (b)         any breach, failure or non-fulfillment  by Buyer of any covenant or obligation of Buyer in this Agreement or any Ancillary Agreement;

                         (c)         any Liability arising out of the ownership or operation of the Assets, the Business and RSI after the Effective Time (other than the Retained Liabilities);

                         (d)         any Liability arising from or in connection with any failure of Buyer’s hiring procedures with respect to the Business Employees to comply with Legal Requirements;

                         (e)         any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

                         (f)         any failure by Buyer to perform or in due course pay and discharge any Assumed Liabilities;

                         (g)         as further described in Section 10.1(d), any Liability arising or resulting from any violations of Buyer’s post-Closing obligations under the WARN Act;

                         (h)         as further described in Sections 12.2(b) and 12.2(c), any Liability of Seller relating to Buyer’s performance or failure to perform under certain Business Contracts;

                         (h)-1      as further described in Section 1.1(q)-1(i), any Damages arising from the conduct of Buyer’s contractor in performance of the work plans; or

                         (i)          (A) all Taxes that may be imposed upon or assessed against RSI or its assets or properties with respect to any period (or portion thereof) beginning after the Closing Date, (B) all Assumed Pre-Closing Taxes, (C) all Taxes of Buyer with respect to the operation of the Business or ownership of the Assets for any period (or portion thereof) ending after the Closing Date, and (C) any Taxes that are the responsibility of Buyer pursuant to Section 2.7;

provided, however, that any Damages shall be (i) reduced by the amount of any Tax refund, credit or other reduction in Taxes actually realized (after deducting related costs and expenses) by the Seller Indemnified Person and any reimbursement or other refund of any portion of such amounts actually received by the Seller Indemnified Person, including reimbursement by way of insurance, Third Party indemnification or the actual recovery of such amounts (or portions thereof) as reimbursable costs under any cost-type, flexibly-priced or fixed price contract for the provision of goods or services to the United States Government and (ii) increased to take account of any net Tax cost actually incurred by Seller.  Any indemnification payment hereunder shall initially be made without regard to any Tax savings or Tax cost and shall be increased or reduced to reflect any such Tax savings or Tax cost only after the Indemnified Person has actually realized such savings or cost.  For purposes of this Agreement, the Indemnified Person shall be deemed to have “actually realized” a Tax cost or a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Person is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Person would be required to pay but for the incurrence or payment of such Loss or the receipt of the indemnity payment, as the case may be.  Upon written request of the Indemnifying Person, the Indemnified Person shall provide appropriate support for its calculation of its Tax savings or Tax cost.

           11.4        Consequential or Punitive Damages.  Notwithstanding any other provision of this Agreement, neither Party shall, in any event, be liable to the other Party for any consequential damages, including loss of revenue or income or loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty under Section 11.2(a) (other than loss of revenue or income proximately caused by, and reasonably foreseeable in connection with, the breach of any representation or warranty made in Section 3.4(a) with respect to the unaudited historical statements of revenues, costs and expenses of the Business for the calendar years ended December 31, 2002 and December 31, 2003) or for any punitive or exemplary damages;  provided, however, that foregoing shall not be interpreted to limit indemnification for any damages assessed in favor of a Third Party in connection with a Third-Party Claim against an Indemnified Person, to the extent the Indemnified Person is otherwise entitled to indemnification hereunder.

           11.5        Limitations on Amount -- Seller.  Seller shall have no liability (for indemnification or otherwise) with respect to claims for breaches of representations and warranties under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Ten Million Dollars ($10,000,000) (the “First Deductible”) and then only for the amount by which such Damages exceed Ten Million Dollars ($10,000,000); provided, however, that any Damages which may be recovered from Seller arising out of or resulting from a breach of Section 3.4(a) with respect to the unaudited historical statements of revenues, costs and expenses of the Business for the calendar years ended December 31, 2002 and December 31, 2003 shall be subject to an additional deductible of Twenty-Five Million Dollars ($25,000,000) (the “Second Deductible”), and Seller shall have no liability (for indemnification or otherwise) with respect to claims for breaches of the representations in Section 3.4(a) with respect to the unaudited historical statements of revenues, costs and expenses of the Business for the calendar years ended December 31, 2002 and December 31, 2003 until the total of all Damages with respect to matters described in Section 11.2(a) exceed the sum of the First Deductible plus the Second Deductible.  In no event shall Buyer be able to submit any claim to Seller for breaches of representations and warranties under Section 11.2(a), whether incurred as a result of single incident or a related series of incidents, unless the Damages under such claim are at least One Hundred Thousand Dollars ($100,000).  Seller’s aggregate liability for breaches of representations and warranties pursuant to Section 11.2(a)shall in no event exceed One Hundred Eighty One Million Two Hundred Fifty Thousand ($181,250,000).  Notwithstanding the foregoing, none of the limitations set forth in this Section 11.5 will apply with respect to Damages arising out of any breach of Seller’s representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2(a) (Authority and Enforceability), 3.3(b) (Ownership of Research Systems, Inc.) and 3.21 (Brokers or Finders) and Seller will be liable for all Damages with respect to such breaches.  Seller shall not be liable for any claim for indemnification under Section 11.2(a) to the extent that the breach of the representation or warranty was actually Known to Buyer as of the date of this Agreement.

           11.6        Indemnification Procedures.

                         (a)         Notice of Indemnity Claims.  If any Buyer Indemnified Person or Seller Indemnified Person entitled to or seeking indemnification hereunder (an “Indemnified Person”) (i) determines that any event, occurrence, fact, condition or claim has given or could give rise to Damages for which such Indemnified Person is or may be entitled to, or may seek, indemnification under this Agreement, (ii) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Person, or (iii) with respect to any Third Party Claim, becomes aware of the assertion of any claim or of the commencement of any Proceeding (any of the foregoing (i), (ii) or (iii), an “Indemnity Claim”), such Indemnified Person shall promptly notify (and, in the case of a Third Party Claim, shall notify within thirty (30) days following assertion of such Third Party Claim) the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Person”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice a reference to the provision(s) of this Agreement or any Ancillary Agreement upon which such Indemnity Claim is based; provided, however, the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Person from any of its indemnification obligations hereunder, except to the extent the Indemnifying Person is materially prejudiced by such failure.  Any Claim Notice, other than one relating to a Third Party Claim, shall specify the nature of the Damages and (if known or reasonably capable of being estimated) the estimated amount thereof.

                         (b)         Third Party Claims.  Any obligation to provide indemnification hereunder with respect to any Third Party Claim shall be subject to the following terms and conditions:

                                       (i)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled (but not obligated, except with respect to Assumed Liabilities, as to which Buyer shall be so obligated and the Retained Liabilities, as to which Seller shall be so obligated) to assume the defense or settlement of such Third-Party Claim.  If the Indemnifying Person fails to elect in writing, within ten (10) Business Days after receiving the above-described notice, to assume the defense, the Indemnified Person may engage counsel to defend, settle or otherwise dispose of such Third-Party Claim in its reasonable discretion on behalf of and for the account and risk of the Indemnifying Party.

                                       (ii)          In any case in which the Indemnifying Person has assumed the defense or settlement with respect to a Third-Party Claim, the Indemnifying Person shall be entitled to conduct the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Person, provided that the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless settlement or release is solely for monetary damages and does not involve any finding or admission by the Indemnified Party of a violation of law or Order or other wrongdoing and contains an unconditional release of the Indemnified Party.

                                       (iii)         In any case in which the Indemnifying Person has assumed the defense or settlement with respect to a Third-Party Claim, the Indemnified Person shall be entitled to participate at its own cost in any such action or proceeding to defend, or in any negotiations or proceedings to settle, such Third-Party Claim, and shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless the Indemnifying Person shall not have employed counsel (reasonably satisfactory to the Indemnified Person) to take charge of the defense or settlement of such Third-Party Claim, in which case the reasonable fees and expenses of one counsel or firm of counsel selected by the Indemnified Person shall be borne by the Indemnifying Person.  In no event shall an Indemnifying Person be liable to any Indemnified Person for the cost of employing or using in-house legal counsel regardless of whether the Indemnifying Person has, or has not, assumed the defense or settlement of such Third-Party Claim.

                                       (iv)          If the Indemnifying Person elects not to defend the Indemnified Person against any Third Party Claim, whether through written notice to the Indemnified Person or by failure of the Indemnifying Person to notify the Indemnified Person that it elects to defend the Third Party Claim, then the Indemnified Person may defend, settle or otherwise dispose of such Third Party Claim, provided that the Indemnified Person shall give written notice to the Indemnifying Person of any proposed settlement of any Third Party Claim and the Indemnified Person will not consent to the entry of any judgment, enter into any settlement with respect to the Third Party Claim or cease to defend such claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld).

                                       (v)          With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                                       (vi)          With respect to any Third-Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information of the other Party and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of the other Party’s confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

          11.7        Indemnification with Respect to Retained Environmental Liabilities.

                         (a)          Notwithstanding Section 11.2(e), in no event shall Seller have any indemnification obligation to any Buyer Indemnified Persons to the extent that the matter for which indemnification is sought results from: (i) Prospecting Activities; or (ii) remediation or corrective action conducted by or on behalf of Buyer which is not required by Environmental Laws, or required by or at the direction of a Governmental Body.

                         (b)          “Prospecting Activities” shall mean deliberate drilling and/or testing of the soil and groundwater on, at or about the Transferred Owned Real Property or the Leased Real Property undertaken by or on behalf of Buyer or its Affiliates, to the extent not required by any Environmental Law, for the primary purpose of determining if environmental conditions exist on, at or about such properties.  Notwithstanding the foregoing limitations on Seller’s indemnification obligations, Seller’s indemnification obligations hereunder shall apply with respect to, and the term “Prospecting Activities” shall not include, (i) any investigations, undertakings, remediation, corrective actions or reporting obligations of Buyer or its Affiliates in connection with the construction or renovation of facilities on, at or about the Transferred Owned Real Property, or (ii) Baseline Environmental Assessments.

           11.8        Indemnity Claims Requiring Environmental Remediation.  To the extent that a Claim Notice delivered by a Buyer Indemnified Person to Seller (i) relates to (A) a breach of any representation set forth in Section 3.18 or (B) the Retained Environmental Liabilities, and (ii) requires, or would reasonably be expected to require any investigation, remediation or corrective action, the provisions of this Section 11.8 shall be applicable.

                         (a)          Seller shall have the right, but not the obligation, to control, manage and undertake all remedial action related to such Indemnity Claim.  If Seller desires to control, manage and undertake remedial action relating to an Indemnity Claim, Seller shall so notify the Buyer Indemnified Person in writing within thirty (30) days after receipt of the Claim Notice, except that such notice period shall be extended upon Seller’s reasonable request so that Seller may have sufficient time to assess its liability for the Damages arising from such Indemnity Claim.  During the notice period, Seller shall have reasonable access to the Transferred Owned Real Property to the extent necessary to determine Seller’s liability for the Damages arising from such Indemnity Claim and to non-privileged information in Buyer’s or its Affiliates’ possession at the time of the Claim Notice and to additional non-privileged information (including, without limitation, sampling data, consultants’ and other investigatory reports, correspondence with the applicable Governmental Bodies, lab reports, cost documentation and access to consultants) as such non-privileged information becomes available.  During the period prior to Seller’s election to assume control of the remedial action, the Buyer Indemnified Person may take any action which the Buyer Indemnified Person would be authorized to take assuming that Seller had elected not to assume such control in accordance with Section 11.8(f).

                         (b)         If Seller elects to undertake a remedial action pursuant to Section 11.8(a), Seller shall consult in good faith with Buyer with respect to such remedial action.  Seller shall not be obligated to conduct any remedial action related to Transferred Owned Real Property, nor to indemnify Buyer Indemnified Person with respect to any remedial action related to Transferred Owned Real Property, unless (i) the remedial action is required by Order or directive, or is otherwise at the direction, of a Governmental Body or (ii) the remedial action is required to comply with Environmental Law.

                         (c)          If Seller or Buyer obtains a letter from a Governmental Body stating that a remedial action has been completed in compliance with applicable Environmental Law, or that no action is required in addition to the remedial action that the Governmental Body has approved, Seller shall not be required to take any further remedial action related to the Transferred Owned Real Property (or portion thereof) addressed by the remedial action, nor to indemnify the Buyer Indemnified Person with respect to further remedial action undertaken by a Buyer Indemnified Person, unless further action is required by such Governmental Body or by another Governmental Body.

                         (d)          Seller agrees to conduct any remedial action in a manner that reasonably minimizes interference with Buyer’s operations.  Buyer and its Affiliates shall provide Seller with reasonable access to the Transferred Owned Real Property in order to conduct any remedial action, and shall provide Seller with accurate information in Buyer’s possession concerning the location of underground utilities installed after the Closing Date at the Transferred Owned Real Property.  Seller shall not be responsible for damage caused to any underground utilities that have not been accurately identified to Seller in accordance with the preceding sentence, but Seller shall be responsible for, and shall indemnify, defend, save and hold harmless Buyer Indemnified Persons from any other Damages arising from Seller’s Remedial Action.

                         (e)          The Parties acknowledge that the completion of any remedial action may involve the implementation of institutional controls (including, but not limited to, restrictions on the use of the Transferred Owned Real Property through deed restrictions or other similar instruments) approved by the relevant Governmental Body.  Buyer and Affiliates shall not object to the imposition of any such institutional controls approved by the relevant Governmental Body and shall provide any required consents or other instruments or documents necessary for the implementation of such controls; provided, however, that such controls are consistent with the use of the Transferred Owned Real Property as of the Closing and do not interfere with Buyer’s operations at such Transferred Owned Real Property.  If the Seller implements a remedial action at a Transferred Owned Real Property that requires long-term operation and maintenance, following a suitable period of operation to reliably estimate the future, reasonably anticipated, out-of-pocket costs associated with such operation and maintenance, Seller may upon agreement of Buyer and Seller on the present value of such costs, pay to Buyer such amount and be relieved of any further obligation to undertake such long-term operation and maintenance.

                         (f)          If Seller elects not to undertake the remedial action pursuant to Section 11.8(b), whether by failure of Seller to give the Buyer Indemnified Person timely notice as provided above or otherwise, or if Seller elects to undertake remedial action but fails to do so in accordance with the foregoing, then the Buyer Indemnified Person, without waiving any rights against Seller, (i) may, in its reasonable discretion, implement any remedial action described in clauses (i) and (ii) of Section 11.8(b), and (ii) may settle or defend against the Indemnity Claim in accordance with Section 11.6(b)(iv).

                         (g)          Nothing in this Section 11.8 is intended to preclude or restrict Buyer’s rights to conduct any different or additional Remedial Action at its own expense on the Transferred Owned Real Property.

           11.9         Sole Remedy.  From and after the Closing, the Parties agree that the indemnification provisions of this Article 11 are intended to provide the sole and exclusive remedy (absent fraud or other claims for intentional torts) as to all Damages that either Party’s Indemnified Persons may incur arising from or relating to (a) this Agreement, (b) any breach by Seller of any representation or warranty made by Seller under any Ancillary Agreement or (c) the Contemplated Transactions, and each Party hereby waives, to the extent it may do so, any other rights or remedies that would otherwise have been available to it under common law, statute, or otherwise, including any cause of action or claim based in contract or tort.

ARTICLE 12
MUTUAL COVENANTS

          Each of Seller and Buyer covenant and agree as follows:

           12.1        Antitrust and Competition Filings.  Seller and Buyer will, as promptly as practicable, file all notifications and information required to be filed or supplied pursuant to the HSR Act in order to facilitate the prompt consummation of the Contemplated Transactions (including any request for additional information or production of personnel for administrative interviews made pursuant to the HSR Act).  Furthermore, Seller and Buyer will, as promptly as practicable following the execution and delivery of this Agreement, file all notifications and information required to be filed or supplied pursuant to any applicable equivalent foreign governmental reporting requirement.  Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any foreign governmental reporting requirement.  Buyer and Seller shall cooperate and use their respective reasonable best efforts to contest and resist any Proceeding, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent), in each case that restricts, prevents or prohibits the consummation of the Contemplated Transactions.  Buyer and Seller shall each use its best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party.  Buyer and Seller shall each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Body with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible, including, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Seller or Buyer as may be required in order to avoid the entry of, or to effect the dissolution of, any Order or Proceeding that would otherwise have the effect of preventing or delaying the Closing.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to effect any sale, divestiture or disposition of its assets or businesses or the Business to the extent that doing so would have a material adverse effect on Buyer’s combined existing and acquired space businesses (including the Business).  Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the U.S. Federal Trade Commission or the U.S. Department of Justice or any foreign merger authority with jurisdiction over the transaction and shall comply promptly with any such inquiry or request.

          12.2        Novations and Consents.

                         (a)          As promptly as practicable after the date hereof, Buyer and Seller shall deliver all documents and instruments required to consummate the Contemplated Transactions and make all other filings with Governmental Bodies, and use all reasonable efforts to obtain all Consents and Governmental Authorizations, required to consummate the Contemplated Transactions and to allow Buyer to operate the Business and RSI after the Closing substantially in the same manner as conducted in the ordinary course immediately prior to the Closing.  Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with the foregoing efforts.  Buyer and Seller shall use all reasonable efforts to obtain such consents to the assignment of the Business Contracts as may be required.

                         (b)          In the event that any and all novations, transfer or other Consents necessary for the assignment, transfer or novation of any Business Contract (including Government Contracts), or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date (except with respect to any Consents identified in Schedule 7.5(b) that have not been obtained and have not been waived as a condition to Closing by both Parties):

                                        (i)          the Parties shall continue to use the efforts described in Section 12.2(a) to obtain such novations, transfer or other Consents as promptly as practicable after Closing until such time as it becomes reasonably apparent that such efforts will not be successful, and

                                        (ii)          as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Seller to Buyer of all of Seller’s right, title and interest in and to, and all of Seller’s Liabilities under, such Business Contracts, and Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s Liabilities under any such Business Contract to the same extent that Buyer would have been obligated to complete, fulfill and discharge such Liabilities if such Business Contract had been assigned to Buyer pursuant to the terms of this Agreement.  The Parties shall take all necessary steps and actions to provide Buyer with the benefits of such Business Contracts, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.  Buyer shall pay, perform and discharge, and shall indemnify Seller in accordance with Article 11 with respect to, all Liabilities of Seller relating to such performance or failure by Buyer to perform under such Business Contracts.

                         (c)          In the event Seller shall be unable to make the equitable assignment described in Section 12.2(b)(ii), or if such attempted equitable assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such Business Contract, or would not assign all Seller’s rights thereunder at the Closing, Seller and Buyer shall continue to cooperate and use their commercially reasonable efforts to provide Buyer with all such rights.  Until the impediments to such an equitable assignment are resolved, Seller shall use commercially reasonable efforts to (i) provide to Buyer, at the request of Buyer, the benefits of any such Business Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Business Contract against any third Person (including any Governmental Body) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  To the extent that Buyer is provided the benefits of any Business Contract referred to herein (whether from Seller or otherwise), Buyer shall perform the obligations of Seller thereunder or in connection therewith, to the same extent that Buyer would have been obligated to perform such obligations if such Business Contract had been assigned to Buyer pursuant to the terms of this Agreement, and Buyer shall pay, perform and discharge, and indemnify Seller in accordance with Article 11 with respect to, all Liabilities of Seller relating to such performance or failure to perform by Buyer, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement in respect of the Business Contract which is the subject of such failure.

                         (d)          Any equitable assignment described in Section 12.2(b)(ii), or any alternative arrangement described in Section 12.2(c), will be superseded to the extent that the novation, transfer or other Consents necessary for the actual assignment, transfer or novation of the applicable Business Contract are obtained as a result of the post-Closing efforts of the Parties described in Section 12.2(b).

                         (e)          In the event that any Governmental Authorizations required to consummate the Contemplated Transactions and to allow Buyer to operate the Business and RSI after the Closing substantially in the same manner as conducted in the ordinary course immediately prior to the Closing shall not have been obtained prior to the Closing Date, the Parties shall continue to use the efforts describe in Section 12.2(a) to obtain such Governmental Authorizations as promptly as practicable after Closing until such time as it becomes reasonably apparent that such efforts will not be successful.

                         (f)          If the appropriate contracting officer refuses to allow novation of a Government Contract, then any payment made by the U.S. Government after Closing with respect to such Government Contract will be for the account of Buyer.

                         (g)         In the event that the facility security clearances described in Section 3.22(b) have not been obtained by Buyer prior to Closing, after Closing, in addition to continuing its efforts to obtain such clearances in accordance with Section 12.2(e), Buyer shall take all necessary action to ensure that (i) all classified information pertaining to the Business is adequately safeguarded; and (ii) any owners, officers, or employees of Buyer without requisite personnel security clearances are effectively denied access to classified information pertaining to the Business.

          12.3        Tax Matters.

                         (a)         Cooperation.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of Records that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to the foregoing.  Buyer and Seller agree (i) to retain all Records with respect to Tax matters pertinent to the Business or to RSI with respect to any period (or portion thereof) ending prior to or on the Closing Date until six (6) months after the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers), and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any Records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party reasonable access to such Records before they are destroyed.

                         (b)         Tax Refunds on Included Costs.  If Seller receives any Tax refund relating to the Business for periods prior to the Closing Date and the Tax liability to which such refund relates was included as a cost in a cost-reimbursement or fixed-price incentive (cost-redeterminable) Government Contract that is assumed by Buyer hereunder, then Seller will cooperate with Buyer to determine the appropriate portion of such Tax refund due to any Governmental Body as if Buyer had pursued and obtained an identical Tax refund.  Once the appropriate portion due any Governmental Body is determined, Seller will promptly remit to Buyer such amount to be paid to such Governmental Body in an appropriate manner to be determined by Buyer.

                         (c)         Apportionment.  Except as provided in Section 2.7, Taxes arising out of the operation of the Business or relating to the Assets for any Tax period that includes but does not end on the Closing Date, shall be apportioned between the portion of the period up to and including the Closing Date and the portion of the period that begins after the Closing Date as follows: (i) any real property, personal property and other similar Taxes, or payments-in-lieu thereof, levied with respect to the Assets or the Business shall be apportioned based on the number of days of such Tax period up to and including the Closing Date and the number of days of such Tax period after the Closing Date, and (ii) any other Taxes with respect to the Assets or the Business shall be apportioned based on a closing of the books as of the close of business on the Closing Date.  Seller shall be responsible for the amount of any such Tax that is attributable to the portion of the Tax period ending on or before the Closing Date, and Buyer shall be responsible for the amount of any such Tax that is attributable to the portion of the Tax period beginning after the Closing Date, regardless of when such Tax is levied or due.  To the extent that the post-closing portion of any such Tax is paid by Seller, either before or after the Closing Date, Buyer shall promptly reimburse Seller after receipt of an invoice therefor from Seller.  To the extent that the pre-closing portion of any such Tax is paid by Buyer, Seller shall promptly reimburse Buyer after receipt of an invoice therefore from Buyer.

                         (d)         Section 338(h)(10) Election.  Buyer and Seller will join in making elections under Sections 338(g) and 338(h)(10) of the Code and any corresponding elections under state, local or foreign law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase of the shares of the capital stock of Research Systems, Inc. by Buyer pursuant to this Agreement.  Seller shall file, and shall cause its Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable tax laws.  Seller will include any income, gain, loss, deduction or other item resulting from the Section 338(h)(10) Election on the U.S. federal income Tax Return of its affiliated group for the taxable year of the affiliated group that includes the Closing Date to the extent required by applicable law.  Seller shall pay any Tax imposed on the affiliated group attributable to the making of the Section 338(h)(10) Election, including any state, local or foreign tax imposed on the gain of the affiliated group.  Seller and Buyer will cooperate in the preparation and filing of IRS Forms 8023 and 8883 as provided for in Section 2.6.

                         (e)         Stub Period For Research Systems, Inc.  Seller will include the taxable income or loss of Research Systems, Inc. (including any deferred income triggered into income under Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-9) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income taxes attributable to such income.  The income of Research Systems, Inc. will be apportioned through the period up to and including the Closing Date and the period after the Closing Date by closing the books of Research Systems, Inc. as of the Closing.

                         (f)          Straddle Period Tax Returns.  Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of RSI with respect to any taxable period beginning before but ending after the Closing Date (the “Straddle Period”), which returns shall be prepared in a manner reasonably consistent with prior practice, and shall timely pay or cause to be paid, all Taxes shown to be due on such Tax Returns. Buyer shall, no later than thirty (30) days prior to the due date for the filing of such Straddle Period Tax Returns (including extensions for filing), provide Seller with copies of such Tax Returns for Seller’s review, consent and approval.  No later than ten (10) business days after the filing of each such Straddle Period Tax Return, Seller shall pay to Buyer, in accordance with Section 12.3(c), any amounts owed by Seller pursuant to Section 12.3(c) with respect to Taxes covered by such Straddle Period Tax Returns.

                         (g)         Adjustment to Purchase Price.  The Parties shall treat any indemnity payment made under this Agreement as an adjustment to Purchase Price for Tax purposes, unless otherwise required by law.

           12.4        Bulk Sales.  Buyer and Seller hereby waive compliance, in connection with the Contemplated Transactions, with the bulk-transfer provisions as adopted in any state where any of the Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to Seller’s creditors, in effect as of the Closing Date.

           12.5        Update to Disclosure Schedules.  Each Party hereto will promptly disclose to the other in writing any information with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described on such Party’s Disclosure Schedules or (b) any matter hereafter arising which, if existing as of the date of this Agreement would have been required to have been disclosed in such Party’s Disclosure Schedules.  No disclosure made pursuant to this Section 12.5 or otherwise will be deemed to modify, amend or supplement the representations and warranties of any Party hereto or to prevent or cure or be deemed a waiver of any misrepresentation or breach of representation or warranty or covenant or agreement.  Notwithstanding the foregoing, Seller shall be entitled amend the Disclosure Schedules as expressly provided in Sections 3.6, 3.19(a) and 3.19(b), and such amendments shall be deemed to amend the corresponding representations and warranties of Seller.

          12.6        Cooperation in Litigation and Audits.

                         (a)         In the event and for so long as either Party is actively contesting or defending against any claim or Proceeding in connection with (i) any of the Contemplated Transactions or (ii) any fact, circumstance, condition, event, occurrence, act or failure to act on or prior to the Closing Date involving the Business or RSI, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense and, to the extent it is legally permitted to do so, make available its personnel and provide such testimony and access to its Records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless and to the extent that the contesting or defending Party is entitled to indemnification therefor under Article 11).  To the extent that this Section 12.6(a) requires one Party to make available to the other Party Records or information that are subject to a claim of attorney-client privilege or attorney work product, the Parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such Records or information.

                         (b)         In addition to providing reasonable access to Records that relate to the Business or RSI in connection with litigation as described in Section 12.6(a), Seller shall provide Buyer, subject to an appropriate confidentiality agreement, with reasonable access to its Records relating to indirect corporate general and administrative expenses invoiced or allocated to the Business prior to the Closing Date, to the extent reasonably necessary to permit Buyer to contest or defend governmental audits or investigations, to complete required government reports or contract closures relating to periods prior to the Closing Date or as required by any Legal Requirement.

          12.7        Retention of and Access to Records; Cooperation.

                         (a)         After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices in place as of the date hereof, those Records of Seller delivered to Buyer hereunder.  Buyer also shall provide Seller and its Representatives reasonable access to such Records, during normal business hours and on at least three (3) Business Days’ prior written notice, to the extent access to such records is required or useful for financial reporting purposes or Tax purposes or to the extent any such records relate to properties or activities of Seller other than the Business or RSI or to the Excluded Assets or Retained Liabilities.  As soon as reasonably practicable after the date hereof, to the full extent Seller may do so under applicable Legal Requirements, Seller shall provide Buyer and its Representatives (i) reasonable access to any Records, to the extent that such Records relate to the Business or Employee Benefit Plans, and (ii) reasonable access to the Employees in order to make presentations to, and otherwise communicate with the Employees regarding, the compensation and benefits to be provided to such Employees on and after the Closing Date, in any such case during normal business hours and on at least three (3) Business Days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.  Seller shall retain all such Records for a period consistent with the record-retention policies and practices in place as of the date hereof.  Commencing on and after the date of this Agreement, Buyer shall use its commercially reasonable best efforts to establish all employee benefit plans, programs and arrangements necessary to satisfy its obligations under this Article 10 on the Closing Date, including contacting all third-party benefit plan administrators, insurance companies and vendors as soon as practicable after the execution of this Agreement and the public announcement of the Contemplated Transactions. In addition, commencing on and after the date of this Agreement, Seller shall reasonably cooperate with Buyer and its designated representatives to effectuate the foregoing, including, without limitation, (i) allowing all access to applicable Seller employees, on a timely basis, as reasonably requested by Buyer and its designees, and (ii) providing, and directing its independent contractors (including, without limitation, third-party benefit plan administrators, insurance companies, vendors and actuaries, as applicable) to provide, Buyer and its designated representatives, third-party benefit plan administrators, insurance companies and actuaries, as applicable, with any information and other assistance as may be reasonably requested by Buyer and its designees in order to effectuate the foregoing.

                         (b)         Notwithstanding anything set forth in this Agreement to the contrary, for purposes of providing all or a portion of the Employees with continuity of payroll and employee benefits for a reasonable period of time after the Closing Date, in the event that the Buyer delivers a request to the Seller, in a timely manner, to enter into an employee services (secondment) agreement with the Seller, Seller hereby agrees to enter into an agreement to provide such employee services to Buyer at cost and upon such other terms reasonably satisfactory to each Party (the “Employee Services Agreement”).

           12.8        FOS Agreement.  One of the Seller’s Business Contracts is a classified contract with a United States Government customer (the “Existing FOS Agreement”).  The products and services provided under the Existing FOS Agreement are provided by Seller both through the Business and through Seller’s other businesses.  The Parties will use commercially reasonable efforts to obtain the agreement of the customer to divide the Existing FOS Agreements into two separate agreements (the “New FOS Agreements”) as of Closing, one to be retained by Seller (which shall cover the products and services currently provided by Seller’s other businesses) and one to be assigned to Buyer hereunder as a Business Contract (which shall cover the products and services currently provided by the Business).  In the event the customer does not agree to divide the Existing FOS Agreement into two separate agreements as of Closing, the Existing FOS Agreement shall be assigned to Buyer hereunder.

           12.9        Reasonable Efforts; Further Assurances.  From time to time, whether before, at or after the Closing, each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions (including satisfying the closing conditions set forth in Article 7 and Article 8)  The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Ancillary Agreements, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

           12.10      Ancillary Agreements.  At the Closing, Seller shall, or shall cause its applicable Affiliates, and Buyer shall, or shall cause its applicable Affiliates, to enter into the Ancillary Agreements to which each such party is or is intended to be a party and which have not been executed and delivered prior to that time.

ARTICLE 13
GENERAL PROVISIONS

           13.1        Expenses.  Except as otherwise provided in this Agreement or in the applicable Ancillary Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer shall bear the cost of the HSR Act filing fee as well as any costs associated with complying with any applicable equivalent foreign governmental reporting requirements, including the fees of any local competition counsel used by Buyer in connection with any foreign filings.  Buyer and Seller will share equally the cost of obtaining all required Consents as contemplated by Section 12.2; provided, however, that, except as provided in Section 7.6, Seller shall bear all brokerage commissions or any other compensation and fees, (other than Taxes, which shall be governed by Section 2.7), payable by reason of the assignment of the Real Property Leases or the transfer of the Transferred Owned Real Property in connection with the consummation of the Contemplated Transactions.  If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

           13.2        Public Announcements.  From the date hereof through and including the Closing Date, the Parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement or Contemplated Transactions and shall not issue any such press release or make any such public announcement unless the text and time of the release of such statement has been approved by the other Party in writing, except to the extent required by any Legal Requirement or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other Party and obtain the written consent of the other Party, which consent shall not unreasonably be withheld, before issuing any such press release or making any such public announcement.

           13.3        Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement or any Ancillary Agreement shall be in writing and shall be deemed given to a Party (a) upon delivery to the appropriate address by hand; (b) upon the date of delivery indicated in the records of such carrier, when sent by nationally recognized overnight courier service (costs prepaid); (c) when sent, if sent by facsimile with confirmation of transmission by the transmitting equipment (provided that such transmission and confirmation are received by 5:00 p.m. local time of the recipient on a Business Day, otherwise, such transmission shall be deemed given on the next Business Day); or (d) when received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Party):

Seller:

Eastman Kodak Company
343 State Street
Rochester, NY 14650
Attention: General Counsel
Fax no.: 585-724-9448

with a mandatory copy (which shall not constitute notice) to:

Wilmer Cutler Pickering LLP
2445 M Street, N.W.
Washington, DC 20037
Attention: Robert Bell
Fax no.: 202-663-6363

Buyer:

ITT Industries, Inc.
4 West Red Oak Lane
White Plains, New York 10604
Attention: General Counsel
Fax no.: 914-696-2971

with a mandatory copy (which shall not constitute notice) to :

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary Sellers
Fax no.: 212-455-2502

          13.4        Disputes.  The Parties shall attempt to resolve any dispute, controversy, or claim arising out of, or in connection with, this Agreement or any Ancillary Agreement (each, a “Dispute”) amicably and promptly by negotiations between executives from each Party.  Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business, in which case, the Parties’ executives shall negotiate in good faith to resolve the Dispute within thirty (30) days after such notice is provided.  In the event, however, that (a) the Dispute is not resolved within such thirty-day period (or any extension thereto to which the Parties may mutually agree) or (b) that a meeting between such executives has not occurred within such thirty-day period, then regardless of whether any such good faith negotiations have actually occurred, either Party may bring a claim against the other with respect to the subject matter of such Dispute.  Notwithstanding the foregoing, either Party may, at any time and without first engaging in any negotiations with the other Party, seek provisional injunctive relief the may be required to maintain the status quo.

           13.5        Jurisdiction; Service of Process.  Any Proceeding (other than those arising under Section 2.6) brought by Seller or Buyer or any of their respective Affiliates arising out of or relating to this Agreement, any Ancillary Agreement or any Contemplated Transaction shall be brought in the courts of the State of New York, County of Monroe or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement, any Ancillary Agreement or any Contemplated Transaction in any other court.

          13.6        Jury Trial Waiver.  TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER AND BUYER KNOWINGLY AND IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

          13.7        Specific Performance.  The Parties agree that in the event of either Party’s breach of its obligations to consummate the Contemplated Transactions, damages may prove insufficient and the non-breaching Party should be entitled to the remedy of specific performance.

           13.8        Waiver.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, any Ancillary Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement, any Ancillary Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party and (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given.

           13.9        Entire Agreement and Modification.  This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Disclosure Schedules, Exhibits, Ancillary Agreements and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each Party.

          13.10      Disclosure Schedules.

                         (a)         Any disclosure under one Schedule of the Disclosure Schedules which is disclosed in such a way as to make its relevance or applicability to a representation or representations made elsewhere in this Agreement or in an Ancillary Agreement apparent on its face shall be deemed a disclosure with respect to such other representation or representations.  Disclosure of any matter in the Disclosure Schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement or any Ancillary Agreement.

                         (b)          To the extent that any representation or warranty set forth in this Agreement or any Ancillary Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Seller that any such matter is material.  The disclosure of any information concerning a matter in the Disclosure Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

           13.11      Assignments, Successors and No Third-Party Rights.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, except that Buyer may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve Buyer of any of its obligations under this Agreement).  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.11.

           13.12      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  If any provision of this Agreement is held unenforceable by reason of its extent, duration or scope, the Parties contemplate that the court making such determination shall reduce such extent, duration or scope and shall enforce it in its reduced form for all purposes contemplated by this Agreement.  If any provision of this Agreement is held to be unenforceable for any other reason, the Parties contemplate that the court making such determination shall adjust such provision, rather than void it, if possible, in order to achieve the intent of the Parties to the extent possible.

           13.13      Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Sections” and “Paragraphs” refer to the corresponding Articles, Sections and Paragraphs of this Agreement and the Disclosure Schedules.

           13.14      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

           13.15      Governing Law.  This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

           13.16      Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Execution Page to Follow]

EXECUTION COPY

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Buyer: ITT INDUSTRIES, INC.		Seller: EASTMAN KODAK COMPANY

By:	/s/ D. BROWN	By:	/s/ CARL A. MARCHETTO

Name:	Denise Brown	Name:	Carl A. Marchetto
Title:	Attorney-in-fact	Title:	Senior Vice President